Exhibit 10.14

SECOND LIEN CREDIT AGREEMENT

dated as of February 27, 2015

Among

THE HYGENIC CORPORATION

as a Borrower,

THE OTHER BORROWERS FROM TIME TO TIME PARTY HERETO,

THE LENDERS PARTY HERETO,

as Lenders,

and

ARES CAPITAL CORPORATION,

as Agent, Lead Arranger and Sole Bookrunner

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE AGENT PURSUANT TO OR IN CONNECTION WITH THIS CREDIT AGREEMENT, THE TERMS OF THIS CREDIT AGREEMENT, AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE AGENT HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT DATED AS OF FEBRUARY 27, 2015 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), BETWEEN GCI CAPITAL MARKETS LLC, AS THE FIRST LIEN AGENT AND ARES CAPITAL CORPORATION, AS THE SECOND LIEN AGENT.   IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS CREDIT AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL.

i

2.12.	Payment		23
	2.12.1.	Making and Settlement of Payments	23
	2.12.2.	Application of Payments and Proceeds	23
	2.12.3.	Payment Dates	25
	2.12.4.	Set-off	25
	2.12.5.	Proration of Payments	25

2.13.	Joinder and Joint and Several Liability		25
	2.13.1.	Joint and Several	25
	2.13.2.	Waivers by Borrowers	26
	2.13.3.	Benefit of Joint and Several Obligations	26
	2.13.4.	Subordination of Subrogation, Etc.	26
	2.13.5.	Election of Remedies	26
	2.13.6.	Limitation	27
	2.13.7.	Contribution with Respect to Guaranty Obligations	27
	2.13.8.	Liability Cumulative	28

2.14.	Appointment of Hygenic as Administrative Borrower		28

Section 3.	Yield Protection		28

3.1.	Taxes		28

3.2.	Increased Cost		30

3.3.	Inadequate or Unfair Basis		31

3.4.	Change in Law		31

3.5.	Funding Losses		31

3.6.	Manner of Funding; Alternate Funding Offices		32

3.7.	Mitigation of Circumstances; Replacement of Lenders		32

3.8.	Conclusiveness of Statements; Survival		33

Section 4.	Conditions Precedent		33

4.1.	Credit Extension		33
	4.1.1.	Capitalization	33
	4.1.2.	Initial Loans	33
	4.1.3.	Prior Debt	33
	4.1.4.	Related Transactions	33
	4.1.5.	Fees	33
	4.1.6.	Delivery of Loan Documents	34
	4.1.7.	Certain Financial Tests	35
	4.1.8.	Representations	35
	4.1.9.	No Events of Default	35

Section 5.	Representations and Warranties		35

5.1.	Organization		35

5.2.	Authorization; No Conflict		36

5.3.	Validity; Binding Nature		36

5.4.	Financial Condition		36

5.5.	No Material Adverse Change		36

5.6.	Litigation		37

5.7.	Ownership of Properties; Liens		37

5.8.	Capitalization		37

5.9.	Pension Plans		37

5.10.	Investment Company Act		38

5.11.	No Default		38

5.12.	Margin Stock		38

5.13.	Taxes		38

5.14.	Solvency		38

5.15.	Environmental Matters		38

5.16.	Insurance		39

5.17.	Information		39

5.18.	Intellectual Property		39

5.19.	[Reserved]		39

5.20.	Labor Matters		39

5.21.	Related Agreements		40

Section 6.	Affirmative Covenants		40

6.1.	Information		40
	6.1.1.	Annual Report	41
	6.1.2.	Interim Reports	41
	6.1.3.	Compliance Certificate	41
	6.1.4.	Reports to SEC and Shareholders	41
	6.1.5.	Notice of Default; Litigation; ERISA Matters	41

	6.1.6.	[Reserved]	42
	6.1.7.	Management Report	42
	6.1.8.	Projections	42
	6.1.9.	First Lien Obligations Notices	43
	6.1.10.	Updated Schedules to Guarantee and Collateral Agreement	43
	6.1.11.	Other Information	43

6.2.	Books; Records; Inspections		43

6.3.	Maintenance of Property; Insurance		43

6.4.	Compliance with Laws; Payment of Taxes and Liabilities		44

6.5.	Maintenance of Existence		44

6.6.	Employee Benefit Plans		45

6.7.	Environmental Matters		45

6.8.	Further Assurances		45

6.9.	Interest Rate Protection		46

6.10.	Post-Closing Undertakings		46

Section 7.	Negative Covenants		46

7.1.	Debt		47

7.2.	Liens		48

7.3.	[Reserved.]		49

7.4.	Restricted Payments		49

7.5.	Mergers; Consolidations; Asset Sales		51

7.6.	Modification of Organizational Documents		51

7.7.	Use of Proceeds		52

7.8.	Transactions with Affiliates		52

7.9.	Inconsistent Agreements		52

7.10.	Business Activities		52

7.11.	Investments		52

7.12.	Restriction of Amendments to Certain Documents		53

7.13.	Fiscal Year		53

7.14.	Financial Covenants		54
	7.14.1.	Total Debt to EBITDA Ratio	54
	7.14.2.	[Reserved.]	55
	7.14.3.	Cure Rights	55

7.15.	Bank Accounts		56

7.16.	Acquisition of First Lien Obligations		56

7.17.	Anti-Layering		56

Section 8.	Events of Default; Remedies		56

8.1.	Events of Default		56
	8.1.1.	Non-Payment of Credit	57
	8.1.2.	Default Under Other Debt	57
	8.1.3.	Bankruptcy; Insolvency	57
	8.1.4.	Non-Compliance with Loan Documents	57
	8.1.5.	Representations; Warranties	58
	8.1.6.	Pension Plans	58
	8.1.7.	Judgments	58
	8.1.8.	Invalidity of Collateral Documents	58
	8.1.9.	Invalidity of Intercreditor Provisions	58
	8.1.10.	Change of Control	58
	8.1.11.	Activities of Holdings	58

8.2.	Remedies		59

Section 9.	Agent		59

9.1.	Appointment; Authorization		59

9.2.	Delegation of Duties		59

9.3.	Limited Liability		60

9.4.	Reliance		60

9.5.	Notice of Default		60

9.6.	Credit Decision		61

9.7.	Indemnification		61

9.8.	Agent Individually		62

9.9.	Successor Agent		62

9.10.	Collateral and Guarantee Matters		62

9.11.	First Lien Obligations and Subordinated Debt		63

v

9.12.	Actions in Concert		63

Section 10.	Miscellaneous		63

10.1.	Waiver; Amendments		63

10.2.	Notices		64

10.3.	Computations		65

10.4.	Costs; Expenses		65

10.5.	Indemnification by Borrowers		65

10.6.	Marshaling; Payments Set Aside		66

10.7.	Nonliability of Lenders		66

10.8.	Assignments; Participations		67
	10.8.1.	Assignments	67
	10.8.2.	Participations	68

10.9.	Confidentiality		69

10.10.	Captions		69

10.11.	Nature of Remedies		69

10.12.	Counterparts		70

10.13.	Severability		70

10.14.	Entire Agreement		70

10.15.	Successors; Assigns		70

10.16.	Governing Law		70

10.17.	Forum Selection; Consent to Jurisdiction		71

10.18.	Waiver of Jury Trial		71

10.19.	Patriot Act		71

Annexes

Annex I                                                                                                    Commitments and Pro Rata Shares

Annex II                                                                                               Addresses

Annex III                                                                                          Conditions Precedent to Permitted Acquisition

Exhibits

Exhibit A                                                                                             Form of Assignment Agreement

Exhibit B                                                                                             Form of Compliance Certificate

Exhibit C                                                                                             Form of Note

Exhibit D                                                                                             Form of Conversion/Continuation Notice

Exhibit E                                                                                              Form of Excess Cash Flow Certificate

Exhibit F                                                                                               Form of Borrower Joinder Agreement

Schedules

Schedule 4.13                                                                    Prior Debt

Schedule 5.6                                                                           Litigation

Schedule 5.7                                                                           Ownership of Properties; Liens

Schedule 5.8                                                                           Capitalization

Schedule 5.16                                                                    Insurance

Schedule 5.20                                                                    Labor Matters

Schedule 7.1                                                                           Existing Debt

Schedule 7.2                                                                           Existing Liens

Schedule 7.11                                                                    Existing Investments

Schedule 7.15                                                                    Bank Accounts

SECOND LIEN CREDIT AGREEMENT

This Second Lien Credit Agreement (as amended, restated or otherwise modified from time to time, this “Agreement”) dated as of February 27, 2015 among The Hygenic Corporation, a Delaware corporation (“Hygenic”; Hygenic, together with such other Persons joined to this Agreement as borrowers in accordance with Section 1.3 hereof, each a “Borrower” and collectively the “Borrowers”), the financial institutions party hereto from time to time (“Lenders”) and Ares Capital Corporation (in its individual capacity, “Ares”), as Agent for all Lenders.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 1.                        Definitions; Interpretation.

1.1.                            Definitions.

When used herein the following terms shall have the following meanings:

Acceleration Event means the occurrence of any of the following: (i) an Event of Default under Section 8.1.3; (ii) an Event of Default under Section 8.1.1 and the termination of the Commitments pursuant to Section 8.2; or (iii) any other Event of Default under Section 8.1 and the election by the Required Lenders to declare the Obligations to be due and payable.

Account has the meaning set forth in the Guarantee and Collateral Agreement.

Account Debtor means any Person who is obligated to any Borrower or any Subsidiary with respect to any Account.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Adjusted EBITDA means, for any period, the sum of EBITDA for such period plus Pro Forma EBITDA attributable to Permitted Acquisitions consummated after the Closing Date (but only that portion of Pro Forma EBITDA attributable to the portion of such period that occurred prior to the date of consummation of such Permitted Acquisition).

Adjusted Working Capital means the remainder of (a) the consolidated current assets of Holdings, and the Subsidiaries minus the amount of cash and cash equivalents included in such consolidated current assets, minus (b) the consolidated current liabilities of Holdings and the Subsidiaries minus the amount of consolidated short-term Debt (including current maturities of long-term Debt) of Holdings and the Subsidiaries included in such consolidated current liabilities.

Administrative Borrower has the meaning set forth in Section 2.14.

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any executive officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof which is engaged in making, purchasing, holding or otherwise investing in commercial loans.  A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 15% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Unless expressly stated otherwise herein, neither Agent nor any Lender shall be deemed an Affiliate of any Loan Party.  For purposes of this Agreement, (i) Note Funding 1892, LLC, and any other Person designated from time to time in writing to Agent by such Person so long as such designation is made in connection with an assignment or proposed assignment of loans and commitments hereunder to such other designated Person and such other designated Person has a comparable affiliation with the entities described in clause (ii) as the assigning Person and is reasonably acceptable to Agent, on the one hand, and (ii) Maranon Senior Credit Fund II-A SPV, LLC, Maranon Senior Credit Fund II-B SPV, LLC and Maranon Senior Credit IV, LLC, and any other Person designated from time to time in writing to Agent by any such Person so long as such designation is made in connection with an assignment or proposed assignment of loans and commitments hereunder to such other designated Person and such other designated Person has a comparable affiliation with the entities described in clause (i) as the assigning Person and is reasonably acceptable to Agent, on the other hand, shall not be deemed Affiliates or Approved Funds of the other, nor shall the Person described in the foregoing clause (i), on the one hand, and the Persons described in the foregoing clause (ii), on the other hand, be deemed members of the same Lender Group, so long as, in each case described in the foregoing clauses (i) and (ii), they maintain managerial independence from the other.

Agent means Ares in its capacity as administrative agent for all Lenders hereunder and any successor thereto in such capacity.

Agreement has the meaning set forth in the Preamble.

Applicable Margin means, with respect to Term Loans that are (a) LIBOR Rate Loans, eight and three-quarters percent (8.75%) and (b) Base Rate Loans, seven and three quarters percent (7.75%).

Approved Fund means (a) any fund, trust, loan pool or similar entity that is or promptly will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and is advised, administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, (iii) the same investment advisor that manages a Lender or (iv) an Affiliate of an investment advisor that manages a Lender or (b) any finance company, insurance company or other financial institution which temporarily warehouses loans for any Lender or any Person described in clause (a) above.

Assignment Agreement means an agreement substantially in the form of Exhibit A.

Base Rate means, for any day, the greatest of (i) the per annum rate of interest which is identified as the “Prime Rate” and normally published in the Money Rates section of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Agent may select), (ii) the sum of the Federal Funds Rate plus 0.5%, (iii) the sum of (a) the applicable LIBOR Rate for such day, provided that for the purposes of this clause, the Interest Period referenced in the definition of LIBOR Rate shall be assumed to be 1 month and the rate for each day in any month shall be the applicable rate as of the first Business Day of such month, and (b) the difference of (1) the then effective Applicable Margin for LIBOR Loans minus (2) the then effective Applicable Margin for Base Rate Loans and (iv) 2.00% per annum.  Any change in the Base Rate due to a change in such Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in such Prime Rate or the Federal Funds Rate.

Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

Borrower and Borrowers has the meaning set forth in the Preamble.

Borrower Joinder Agreement means a Borrower joinder agreement in substantially the form of Exhibit F.

Business Day means any day on which commercial banks are open for commercial banking business in New York, New York, and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

Call Premium has the meaning set forth in Section 2.8.4.

Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Holdings and the Subsidiaries, but excluding (i) expenditures made in connection with the acquisition, replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (b) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (c) with cash proceeds of Dispositions that are reinvested in accordance with this Agreement and (ii) expenditures made to fund the purchase price for assets acquired in a Permitted Acquisition.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Cash Equivalent Investment means, at any time, (a) any evidence of indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Group or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c) above) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by Agent.

Change of Control means:

(a)                                 at any time prior to a Qualified IPO, (i) Sponsor and its Investment Affiliates shall collectively cease to, directly or indirectly, (x) own and control at least 51% of the outstanding equity interests of Holdings (after giving effect to the Related Transactions) or (y) possess the right to elect (through contract, ownership of voting securities or otherwise) at all times a majority of the board of directors (or similar governing body) of Holdings and to direct the management policies and decisions of Holdings, (ii) a majority of Holdings’ board of directors (or similar governing body) shall cease to consist of the directors (or similar parties) of

Holdings on the Closing Date (after giving effect to the Related Transactions) and other directors (or similar parties) whose nomination for election to Holdings’ board of directors (or similar governing body) is recommended by at least a majority of the foregoing described directors (or similar parties), (iii) Holdings shall cease to directly or indirectly own and control 100% of each class of the outstanding equity interests of each Borrower, (iv) except pursuant to a transaction expressly permitted hereunder and except with respect to directors’ qualifying shares (where applicable), any Borrower shall cease to, directly or indirectly, own and control 100% of each class of the outstanding equity interests of each Subsidiary of such Borrower, or (v) a “Change of Control” or other similar event shall occur, as defined in, or under, the First Lien Documents; and

(b)                                 at any time after a Qualified IPO, (i) any “person” or “group” (within the meaning of Rules 13d and 13d-5 under the Exchange Act as in effect on the Closing Date), other than Sponsor and its Investment Affiliates, is or becomes the direct or indirect beneficial owner (within the meaning of Rule 13d-5 of the Exchange Act, as in effect on the Closing Date) of more than 35% of the outstanding equity interests of Holdings, (ii) Holdings shall cease to directly or indirectly own and control 100% of each class of the outstanding equity interests of each Borrower, (iii) except pursuant to a transaction expressly permitted hereunder and except with respect to directors’ qualifying shares (where applicable), any Borrower shall cease to, directly or indirectly, own and control 100% of each class of the outstanding equity interests of each Subsidiary of such Borrower, or (iv) a “Change of Control” or other similar event shall occur, as defined in, or under, the First Lien Debt Documents.

Closing Date means the date on which all conditions precedent set forth in Section 4.1 have been satisfied (or waived in accordance with the terms hereof) and Lenders make the Term Loans hereunder.

Closing Date Dividend means dividend payments by Hygenic to Holdings (and contemporaneously by Holdings to its shareholders) on the Closing Date or within one Business Day thereafter in an aggregate amount not to exceed $134,000,000.

Collateral has the meaning set forth in the Guarantee and Collateral Agreement.

Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to Agent pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party, acknowledges the Liens of Agent and waives (or, if approved by Agent, subordinates) any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits Agent reasonable access to and use of such real property during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

Collateral Documents means, collectively, the Guarantee and Collateral Agreement, each Mortgage, each Collateral Access Agreement, each account control agreement and each other agreement or instrument pursuant to or in connection with which any Loan Party or any other Person grants a security interest in any Collateral to Agent for the benefit of Lenders, each as amended, restated or otherwise modified from time to time.

Commitment means, as to any Lender, such Lender’s Term Loan Commitment.

Compliance Certificate means a certificate substantially in the form of Exhibit B.

Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter, commencing with the period of four consecutive Fiscal Quarters ending on April 30, 2015.

Consolidated Net Income means, with respect to Holdings and the Subsidiaries for any period, the consolidated net income (or loss) of Holdings and the Subsidiaries for such period, excluding (i) consolidated net income of any Person for any period prior to such Person becoming a Subsidiary, (ii) any gains or losses from Dispositions, (iii) any extraordinary gains or extraordinary losses, (iv) any gains or losses from discontinued operations, and (v) any net income of a Person in which a Loan Party has an Investment but is not a Subsidiary (except to extent of amounts received by such Loan Party in respect of such Investment in cash).

Contingent Obligation means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person.  The amount of any Person’s obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with a Loan Party, are treated as a single employer under Section 414 of the IRC or Section 4001 of ERISA.

Conversion/Continuation Notice means a notice in substantially the form of Exhibit D.

Cure Notice has the meaning set forth in Section 7.14.3.

Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being measured as the fair market value of such property), (f) all obligations, contingent or otherwise, with respect to letters of credit (whether or not drawn), banker’s acceptances and surety bonds issued for the account of such Person (including the Letters of Credit), (g) all Hedging Obligations of such Person, (h) all Contingent Obligations of such Person, (i) all non-compete payment obligations, earn-outs, and similar obligations, (j) all indebtedness of any partnership of which such Person is a general partner (except to the extent the terms of such indebtedness expressly provide that such Person is not liable therefor), and (k) all obligations of such Person under any synthetic lease transaction, where such obligations are considered borrowed money indebtedness for tax purposes but the transaction is classified as an operating lease in accordance with GAAP.

Default means any event that, if it continues uncured, will, with the lapse of time or the giving of notice or both, constitute an Event of Default.

Defaulting Lender means any Lender that (i) has (or its corporate parent has) admitted in writing that it is insolvent or (ii) has (or its corporate parent has) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment (unless, Borrowers and Agent are reasonably satisfied that such Lender intends, and has the financial wherewithal and all approvals required to enable it, to continue to perform its obligations hereunder as a Lender).

Disposition means, as to any asset or right of any Loan Party, (a) any sale, lease, assignment or other transfer (other than to a Borrower or Wholly-Owned Domestic Subsidiary of a Borrower), (b) any loss, destruction or damage thereof or (c) any condemnation, confiscation, requisition, seizure or taking thereof, in each case excluding (i) Dispositions in any Fiscal Year, the Net Cash Proceeds of which do not in the aggregate exceed $1,100,000, (ii) the sale or other transfer of Inventory and equipment in the ordinary course of business, and (iii) dispositions under clauses (i) and (iii) of Section 7.5(b).

Discharge of First Lien Obligations shall have the meaning assigned to it under the Intercreditor Agreement.

Dollar and $ mean lawful money of the United States of America.

Domestic Subsidiary means any Subsidiary that is incorporated or organized under the laws of a State within the United States of America or the District of Columbia.

EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income for such period, (i) Interest Expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) management fees and out-of pocket expenses incurred in connection with the management of Borrowers paid to Sponsor or its Affiliate to the extent permitted under Section 7.4, (v) directors’ fees and actual out-of pocket expenses incurred in connection with attending board of director meetings to the extent permitted under Section 7.4, (vi) transaction fees and expenses incurred in connection with the closing hereunder and the consummation of the Related Transactions on the Closing Date up to an aggregate amount of $7,250,000 during the term of this Agreement, (vii) transaction fees and expenses incurred in connection with Permitted Acquisitions, or a Qualified IPO, consummated after the Closing Date, (viii) transaction fees and expenses incurred in connection with Permitted Acquisitions, or a Qualified IPO, that are not consummated up to an aggregate amount of $1,000,000 during the term of this Agreement, (ix) for periods through October 31, 2015, (I) actual costs per unit in excess of $1.00 / pound (if any) to procure liquid latex and (II) actual costs per unit in excess of $17.00 / kg (if any) to procure menthol, in an aggregate amount for this clause (ix) not to exceed $500,000 during the term of this Agreement, (x) for periods through April 30, 2015, steady-state adjustments and non-recurring expenses related to cost initiatives for Cramer brands and products, retail steady-state adjustments, and North American retail restructuring expenses, in an aggregate amount for this clause (x) not to exceed $620,000 during the term of this Agreement, and (xi) non-recurring and business optimization expenses that (A) have been approved by (x) prior to the Discharge of First Lien Obligations, the First Lien Agent in its reasonable discretion, and (y) from and after the Discharge of First Lien Obligations, Agent in its reasonable discretion and (B) do not exceed for any Computation Period the amount that is equal to five percent (5%) of EBITDA for such Computation Period prior to giving effect to the addback set forth in this clause (xi); provided, that notwithstanding anything to the contrary contained herein, (x) for the period commencing on January 1, 2015 and ending on the Closing Date, EBITDA shall be EBITDA of Holdings and its Subsidiaries for such period, as adjusted in a manner consistent with the adjustments to EBITDA reflected in EBITDA for the months set forth below and (y) for each of the calendar months set forth below, EBITDA shall be deemed to be the amount set forth below opposite such month:

Calendar Month	EBITDA
January, 2014	$4,375,000
February, 2014	$4,596,000
March, 2014	$5,896,000
April, 2014	$5,399,000
May, 2014	$6,009,000
June, 2014	$3,532,000
July, 2014	$4,659,000
August, 2014	$5,598,000
September, 2014	$6,036,000
October, 2014	$4,466,000
November, 2014	$4,572,000
December, 2014	$4,953,000

ECF Percentage means, for any Fiscal Year, 50% if the Total Debt to EBITDA Ratio equals or exceeds 4.0:1.0 as of the last day of such Fiscal Year; and 25% if the Total Debt to EBITDA Ratio is less than 4.0:1.0 as of the last day of such Fiscal Year.

Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or any Person or property.

Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to pollution or protection of the environment and/or related health and safety issues, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.

Equity Cure Right has the meaning set forth in Section 7.14.3.

Equity Cure Securities has the meaning set forth in Section 7.14.3.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Event of Default means any of the events described in Section 8.1.

Excess Cash Flow means, for any period, the remainder of (a) the sum of (i) EBITDA for such period, plus (ii) any net decrease in Adjusted Working Capital during such period, minus (b) the sum, without duplication, of (i) scheduled repayments of principal of Term Loans and other Debt of Holdings and the Subsidiaries (in respect of Debt permitted in accordance with Section 7.1) made during such period, plus (ii) cash payments (not financed with the proceeds of Debt other than Revolving Loans (as defined in the First Lien Loan Agreement)) made in such period with respect to Capital Expenditures, plus (iii) all federal, state, local and foreign income taxes paid in cash by Borrowers and the Subsidiaries, or paid in cash by Holdings with the proceeds of the tax distributions by Borrowers permitted under Section 7.4, during such period, net of any federal, state, local or foreign income tax refunds received in cash by Holdings and the Subsidiaries in such period, plus (iv) all Interest Expense in respect of Debt permitted in accordance with Section 7.1 paid in cash by Holdings and the Subsidiaries during such period, plus (v) management fees and expenses incurred in connection with the management of Borrower and paid in cash to Sponsor and its Affiliates during such period to the extent permitted under Section 7.4, plus (vi) directors’ fees and expenses incurred in connection with attending board of director meetings and paid in cash during such period to the extent permitted under Section 7.4, plus (vii) transaction fees and expenses incurred in connection with Permitted Acquisitions, or a Qualified IPO, that are consummated (to the extent not financed with the proceeds of equity issuances, contributions to capital or Debt other than Revolving Loans (as defined in the First Lien Loan Agreement)), plus (viii) transaction fees and expenses incurred in connection with Permitted Acquisitions, or a Qualified IPO that are not consummated up to an aggregate amount of $1,000,000 during the term of this Agreement (in the case of the foregoing clauses (iii) through (viii), only to the extent such amounts are added back to Consolidated Net Income in the calculation of EBITDA for such period), plus (ix) liquid latex and menthol procurement costs during the period from May 1, 2015 through October 31, 2015 that have been paid in cash and added back to Consolidated Net Income in the calculation of EBITDA for such period, plus (x) non-recurring and business optimization expenses that have been paid in cash and added back to Consolidated Net Income in the calculation of EBITDA for such period, plus (xi) any net increase in Adjusted Working Capital during such period, plus (xii) the amount of Permitted Acquisition payments made during such period and funded with internally generated cash of the Loan Parties or Revolving Loans (as defined in the First Lien Loan Agreement) (and not with the proceeds of Debt (other than Revolving Loans) or equity securities).

Excess Cash Flow Certificate means a certificate substantially in the form of Exhibit E.

Exchange Act means the Securities Exchange Act of 1934.

Extraordinary Receipt means any cash received by or paid to or for the account of any Loan Party not in the ordinary course of business (and not consisting of proceeds described in any of Section 2.10.2(a)(i) and Section 2.10.2 (a)(ii)) from indemnification payments or purchase price adjustments made in connection any Acquisition or from tax refunds; provided, that Extraordinary Receipt shall exclude (a) working capital adjustments in connection with any Acquisition, (b) any single or related series of amounts received in an aggregate amount less than $1,100,000, and (c) indemnification payments received by any Loan Party pertaining to any Acquisition to the extent that the amounts so received are applied (within 180 days of receipt) for the purpose of remedying the condition giving rise to the claim for indemnification.

FATCA means Sections 1471 through 1474 of the IRC and any regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions).

Federal Funds Rate means, for any day, a rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the rate published by the Federal Reserve Bank of New York on the preceding Business Day or, if no such rate is so published, the average rate per annum, as determined by Agent, quoted for overnight Federal Funds transactions last arranged prior to such day.

Fee Letter means that certain letter dated as of the Closing Date by Ares to the Borrower Representative.

Financial Covenant Cure Amount has the meaning set forth in Section 7.14.3.

Financial Covenant Default has the meaning set forth in Section 7.14.3.

First Lien Agent has the meaning assigned to such term in the Intercreditor Agreement.

First Lien Collateral Documents has the meaning assigned to such term in the Intercreditor Agreement

First Lien Documents has the meaning assigned to such term in the Intercreditor Agreement First Lien Lenders has the meaning assigned to such term in the Intercreditor Agreement

First Lien Loan Agreement has the meaning assigned to such term in the Intercreditor Agreement.

First Lien Obligations has the meaning assigned to such term in the Intercreditor Agreement.

Fiscal Quarter means a fiscal quarter of a Fiscal Year of Holdings and the Subsidiaries (such fiscal quarters of Holdings and the Subsidiaries ending on January 31, April 30, July 31 and October 31 of each Fiscal Year).

Fiscal Year means the fiscal year of Holdings and the Subsidiaries, which period shall be the 12-month period ending on April 30 of each year.

Foreign Subsidiary means any Subsidiary that is not incorporated or organized under the laws of a State within the United States of America or the District of Columbia.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

GAAP means generally accepted accounting principles in effect in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

Golub means GCI Capital Markets LLC.

Guarantee and Collateral Agreement means the Guarantee and Collateral Agreement dated as of the Closing Date by each Loan Party signatory thereto in favor of Agent and Lenders, as amended, restated or otherwise modified from time to time.

Hazardous Substances means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other substance regulated by any Environmental Law.

Hedging Obligation means, with respect to any Person, any net liability of such Person under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.  The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the net amount payable by such Person upon the termination thereof.

Holdings means Performance Health & Wellness Holdings, Inc., a Delaware corporation.

Hygenic has the meaning set forth in the Preamble.

Incremental Amendment has the meaning set forth in Section 2.1.2.

Incremental Facility Closing Date has the meaning set forth in Section 2.1.2.

Incremental Term Loans has the meaning set forth in Section 2.1.2.

Initial Lending Group shall mean each Person that is a Lender on the Closing Date, together with each of the other members of its Lender Group.

Intercreditor Agreement means that certain Intercreditor Agreement, dated as of the date hereof, by and between the First Lien Agent, for itself and on behalf of the other First Lien Lenders, and the Agent, on behalf of itself and the other Lenders, and acknowledged and agreed by the Borrowers and the other Loan Parties.

Interest Expense means for any period the consolidated interest expense of Borrowers and the Subsidiaries for such period (including all imputed interest on Capital Leases), net of interest income for such period.

Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or, six months thereafter, as selected by Administrative Borrower pursuant to Section 2.2.3, as the case may be; provided, that: (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) Administrative Borrower may not select any Interest Period for a Term Loan if, after giving effect to such selection, the aggregate principal amount of all Term Loans having Interest Periods ending after any date on which an installment of the Term Loans is scheduled to be repaid would exceed the aggregate principal amount of the Term Loans scheduled to be outstanding after giving effect to such repayment.

Interest Settlement Date has the meaning set forth in Section 2.12.1.

Inventory has the meaning set forth in the Guarantee and Collateral Agreement.

Investment means, with respect to any Person, (a) the purchase of any debt or equity security of any other Person, (b) the making of any loan or advance to any other Person, (c) becoming obligated with respect to a Contingent Obligation in respect of obligations of any other Person (other than travel and similar advances to employees in the ordinary course of business) or (d) the making of an Acquisition.

Investment Affiliate means, with respect to Sponsor, any fund or investment vehicle that (a) is organized by Sponsor for the purpose of making equity or debt investments in one or more companies and (b) is controlled by Sponsor.  For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

IRC means the Internal Revenue Code of 1986, as amended.

Joinder Amendment has the meaning set forth in Section 1.4.

Legal Costs means, with respect to any Person, (a) all reasonable fees and charges of any counsel, accountants, auditors, appraisers, consultants and other professionals to such Person and (b) all court costs and similar legal expenses.

Lender Group means a group of Lenders determined by reference to any Lender, which shall include all such other Lenders that are: (i) Affiliates, Approved Funds or Specified Lender Affiliates of such Lender, or (ii) Affiliates, Approved Funds or Specified Lender Affiliates of any other member of such Lender Group under this clause (ii) or the foregoing clause (i).  For purposes of this Agreement, (i) Note Funding 1892, LLC, and any other Person designated from time to time in writing to Agent by such Person so long as such designation is made in connection with an assignment or proposed assignment of loans and commitments hereunder to such other designated Person and such other designated Person has a comparable affiliation with the entities described in clause (ii) as the assigning Person and is reasonably acceptable to Agent, on the one hand, and (ii) Maranon Senior Credit Fund II-A SPV, LLC, Maranon Senior Credit Fund II-B SPV, LLC and Maranon Senior Credit IV, LLC, and any other Person designated from time to time in writing to Agent by any such Person so long as such designation is made in connection with an assignment or proposed assignment of loans and commitments hereunder to such other designated Person and such other designated Person has a comparable affiliation with the entities described in clause (i) as the assigning Person and is reasonably acceptable to Agent, on the other hand, shall not be deemed Affiliates or Approved Funds of the other, nor shall the Person described in the foregoing clause (i), on the one hand, and the Persons described in the foregoing clause (ii), on the other hand, be deemed members of the same Lender Group, so long as, in each case described in the foregoing clauses (i) and (ii), they maintain managerial independence from the other.

Lenders has the meaning set forth in the Preamble.

LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

LIBOR Rate means, with respect to any LIBOR Loan for any Interest Period, the greater of (a) a rate per annum equal to (i) the offered rate for deposits in Dollars for the applicable Interest Period and for the amount of the applicable LIBOR Loan that appears on the Reuters Screen LIBOR01 Page at 11:00 a.m. London time (or, if not so appearing, as published in the “Money Rates” section of The Wall Street Journal or another national publication selected by Agent) two Business Days prior to the first day of such Interest Period, divided by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the FRB for “Eurocurrency Liabilities” (as defined therein), and (b) 1.00% per annum.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Limited Voting Lender means, at any relevant time of determination, any Lender, (a) that, together with its respective Affiliates (taken as a whole) owns (whether directly or indirectly), ten percent (10%) or more of the issued and outstanding capital stock and other equity interests of any Borrower (excluding capital stock and other equity interests that a Lender or its Affiliates receives in exchange for any of the Obligations or as a result of the exercise of secured party remedies under the Loan Documents); or (b) with respect to which the principal amount of outstanding Loans then held by such Lender and its Managed Lender Affiliates (taken as a whole) constitute less than sixty-five percent (65%) of the sum of the following amounts then held by such Lender and its Managed Lender Affiliates (taken as a whole): (i) the principal amount of outstanding Loans hereunder, (ii) the principal amount of the First Lien Obligations (including unfunded commitments), and (iii) the original purchase price (whether funded with cash, contributed equity, rollover equity or otherwise) paid in respect of outstanding equity investments (whether direct or indirect, and regardless of when acquired or obtained) in Borrowers.  Anything herein contained to the contrary notwithstanding, none of the members of the Initial Lender Group shall constitute a Limited Voting Lender for purposes of the Loan Documents.

Loan Documents means this Agreement, the Notes, the Collateral Documents, the Fee Letter, the Intercreditor Agreement and all documents, instruments and agreements delivered in connection with the foregoing, all as amended, restated or otherwise modified from time to time.

Loan Party means Holdings, each Borrower and each Subsidiary.

Loans means Term Loans.

Margin Stock means any “margin stock” as defined in Regulation T, U or X of the FRB.

Managed Lender Affiliate means an Affiliate of a Lender, provided, that any such Affiliate of a Lender shall not be deemed to be a Managed Lender Affiliate if, at any applicable time of determination: (i) the applicable Lender shall have delivered to Agent a letter agreement regarding, among other things, its managerial independence from any Affiliates having interests in the First Lien Obligations or in the equity of any Borrower, and that is satisfactory to Agent in its sole discretion, (ii) the representations and warranties set forth in such letter agreement are and continue to be true and correct in all material respects, and (iii) such Lender shall have complied, in all material respects, with its obligations under such letter agreement, with respect to the foregoing clauses (ii) and (iii), as reasonably determined by Agent.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the operations, assets, business, properties or condition (financial or otherwise) of Loan Parties taken as a whole, (b) a material impairment of the ability of the Loan Parties to perform in any material respect any of their Obligations under the Loan Documents or (c) a material adverse effect upon any substantial portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against the Loan Parties of any Loan Documents.

Mortgage means a mortgage, deed of trust, leasehold mortgage or similar instrument granting Agent a Lien on a real property interest of any Loan Party, each as amended, restated or otherwise modified from time to time.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any member of the Controlled Group may have any liability.

Net Cash Proceeds means:

(a)                                 with respect to any Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance and by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Disposition net of (i) the reasonable direct costs relating to such Disposition (including sales commissions and legal, accounting and investment banking fees, commissions and expenses), (ii) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to the applicable Loan Party), (iii) taxes paid or reasonably estimated by the applicable Loan Party to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Disposition (other than a Lien that is subordinate to the Liens securing the Obligations) and (v) so long as no Event of Default exists (or if an Event of

Default exists, only with the prior written consent of Required Lenders) (A) with respect to any Disposition described in clause (a) of the definition thereof, all money actually applied within 180 days, or within 360 days pursuant to a binding agreement executed within 180 days, to replace such assets with assets performing the same or similar functions, and (B) with respect to any Disposition described in clause (b) or (c) of the definition thereof, all money actually applied within 180 days, or within 360 days pursuant to a binding agreement executed within 180 days to repair, replace or reconstruct damaged property or property affected by loss, destruction, damage, condemnation, confiscation, requisition, seizure or taking;

(b)                                 with respect to any sale or issuance of equity or debt securities, the aggregate cash proceeds received by Holdings, any Borrower or any Subsidiary pursuant to such sale or issuance, net of the reasonable direct costs relating to such sale or issuance (including reasonable sales and underwriter’s commission and reasonable legal, accounting and investment banking fees and expenses); and

(c)                                  with respect to any Extraordinary Receipts, the aggregate cash proceeds received by Holdings, any Borrower or any Subsidiary, net of the reasonable direct costs relating thereto.

Note means a promissory note substantially in the form of Exhibit C, as the same may be amended, restated or otherwise modified from time to time.

Obligations means all liabilities, indebtedness and obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement, any other Loan Document and any Collateral Document or any other document or instrument executed in connection herewith or therewith in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

Paid in Full, Pay in Full or Payment in Full means, with respect to any Obligations, the payment in full in cash of all such Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted).

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which any Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Permitted Acquisition means any Acquisition by (i) a Borrower of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person or (ii) a Borrower of no less than 100% of the capital stock, partnership interests, membership interests or equity of any Person, provided, however that:

(a)                                 each of the conditions precedent set forth in Annex III shall have been satisfied in a manner reasonably satisfactory to Agent and Lenders (or waived in writing by the Required Lenders);

(b)                                 such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target; and

(c)                                  no Default or Event of Default is in existence or would occur after giving effect to such Acquisition.

Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Prior Debt means the Debt listed on Schedule 4.1.3.

Pro Forma EBITDA means, with respect to any Target acquired in a Permitted Acquisition consummated after the Closing Date, EBITDA for such Target for the most recent twelve (12) month period for which financial statements are made available to Agent at the time of determination thereof, adjusted by extraordinary expenses, increased costs, identifiable and verifiable expense reductions and excess management compensation, if any, in each case calculated by Administrative Borrower and approved by Agent and Required Lenders in their reasonable discretion.

Pro Rata Share means, with respect to any Lender, the applicable percentage (as adjusted from time to time in accordance with the terms hereof) specified opposite such Lender’s name on Annex I which corresponds to the Term Loan Commitment, which percentage shall be with respect to the Term Loan if the Term Loan Commitment has terminated.

Qualified IPO means the issuance by Holdings or any direct or indirect parent of Holdings of its common equity interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering) and resulting in the Net Cash Proceeds of at least $50,000,000.

Related Agreements means the First Lien Documents.

Related Transactions means (a) the payment of the Closing Date Dividend, (b) the issuance of the First Lien Obligations on the Closing Date, (c) the consummation of the other transactions contemplated by the Related Agreements and (d) the payment of fees and expenses in connection therewith.

Required Contribution Date has the meaning set forth in Section 7.14.3.

Required Lenders means Lenders having Pro Rata Shares the aggregate Dollar equivalent amount of which exceeds 50% of the outstanding Term Loans, collectively; provided, that if there are two or more Lenders that are not Limited Voting Lenders, then Required Lenders shall include at least two Lenders (for purposes of determining Required Lenders in accordance with this definition, Lenders that are of the same Lender Group shall be considered as one Lender; provided, that this parenthetical shall not require, or be deemed to require all Lenders of a Lender Group to vote or otherwise approve or not approve any matter submitted to Required Lenders in a uniform manner).

Securities Act means the Securities Act of 1933.

Senior Debt means all Debt (other than Debt described in clauses (g), (h) or (i) of the definition thereof unless such Debt is reflected on the balance sheet of Holdings as a liability in accordance with GAAP) of Holdings, Borrowers and the Subsidiaries, determined on a consolidated basis, other than the Obligations and any Debt that is contractually subordinated to the Obligations on terms acceptable to the Agent (including Equity Cure Securities comprised of Debt of Holdings of the type described in Section 7.14.3(b)).

Senior Debt to EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (a) Senior Debt as of such day minus the sum of cash and Cash Equivalent Investments of the Loan Parties on deposit in accounts for which a control agreement in favor of Agent and, prior to the Discharge of First Lien Obligations, the First Lien Agent to the extent required by Section 7.15 has been executed and is in effect (excluding from such deduction the portion of such cash and Cash Equivalents that is in excess of $15,000,000) to (b) Adjusted EBITDA for the Computation Period ending on such day.

Specified Lender Affiliate means, as to Note Funding 1892, LLC or any of its Approved Funds, Affiliates or other Specified Lender Affiliates, each of (i) Guggenheim Life and Annuity Company, (ii) Equitrust Life Insurance Company, (iii) Heritage Life Insurance Company, (iv) Delaware Life Insurance Company and (v) Sun Life Assurance Company of Canada.

Sponsor means Gridiron Capital LLC.

Sponsor Affiliate Lender has the meaning set forth in Section 10.8.1(e).

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.  Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Holdings.

Target means the Person, or business or substantially all of the assets of a Person, acquired in an Acquisition.

Taxes has the meaning set forth in Section 3.1(a).

Term Loan Commitment means $120,000,000.

Term Loan Maturity Date means April 11, 2021 or such earlier date on which the Commitments terminate pursuant to Section 8.

Term Loans has the meaning set forth in Section 2.1.2.

Testing Dates has the meaning set forth in Section 7.14.3.

Total Debt means all Debt (other than Debt described in clauses (g), (h) and (i) of the definition thereof unless such Debt is reflected on the balance sheet of any Loan Party as a liability in accordance with GAAP) of the Loan Parties, determined on a consolidated basis, other than Equity Cure Securities comprised of Debt of the type described in Section 7.14.3(b).

Total Debt to EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt as of such day minus the sum of cash and Cash Equivalent Investments of the Loan Parties on deposit in accounts for which a control agreement in favor of Agent and, prior to the Discharge of First Lien Obligations, the First Lien Agent to the extent required by Section 7.15 has been executed and is in effect (excluding from such deduction the portion of such cash and Cash Equivalents that is in excess of $15,000,000) to (b) Adjusted EBITDA for the Computation Period ending on such day.

U.S. Lender has the meaning set forth in Section 3.1(a).

Wholly-Owned Domestic Subsidiary means a Wholly-Owned Subsidiary that is a Domestic Subsidiary.

Wholly-Owned Subsidiary means, as to any Person, another Person all of the equity interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

1.2.                            Interpretation.

In the case of this Agreement and each other Loan Document, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) Annex, Exhibit, Schedule and Section references are to such Loan Document unless otherwise specified; (c) the term “including” is not limiting and means “including but not limited to”; (d) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (e) unless otherwise expressly provided in such Loan Document, (i) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto, but only to the extent such amendments, restatements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation; (f) this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, all of which are cumulative and each shall be performed in accordance with its terms; and (g) this Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Agent, Borrowers, Lenders and the other parties hereto and thereto and are the products of all parties; accordingly, they shall not be construed against Agent or Lenders merely because of Agent’s or Lenders’ involvement in their preparation.  Anything herein to the contrary notwithstanding, with respect to any dollar basket or threshold set forth herein or in any other Loan Document or delivery thereunder (including add backs to Consolidated Net Income included in the calculation of EBITDA) (each a “dollar-based provision”) and for which a similar, reciprocal or counterpart basket or threshold is set forth in the First Lien Loan Agreement or any other First Lien Document or delivery thereunder (each a “first lien reciprocal dollar-based provision”), if such first lien reciprocal dollar-based provision is deemed utilized, expended or reduced in whole or part as a result of transactions, events or occurrences prior to the “Closing Date” (as defined in the First Lien Loan Agreement) (and which was not expressly reset as of such Closing Date), then such dollar-based provision shall be similarly deemed to have been utilized, expended or reduced, as applicable, in like amount (on a dollar-for-dollar basis); provided, the foregoing provision shall be void and of no further force or effect upon and after the Discharge of First Lien Obligations (as defined in the Intercreditor Agreement).

1.3.                            Addition of Borrowers.

In the case of a Wholly-Owned Domestic Subsidiary of Holdings formed or acquired pursuant to the consummation of a Permitted Acquisition, by execution of (a) a Borrower Joinder Agreement by a signatory thereof and (b) a joinder to the Guarantee and Collateral Agreement in substantially the form of

Annex I thereto by a signatory thereof, and such signatory’s satisfaction of all conditions and completion of all deliveries specified in the Joinder Amendment (if any), the Borrower Joinder Agreement and the joinder to the Guarantee and Collateral Agreement, this Agreement shall be amended so that such signatory shall become for all purposes a party to this Agreement as if an original signatory hereto and shall be admitted as a Borrower hereunder.  This Agreement (as amended by each Joinder Amendment) shall be binding for all purposes upon such signatory Borrower as if such signatory was an original signatory hereto.  The Borrower Joinder Agreement shall require, among other things, (x) a supplement to the Schedules provided by the Loan Parties in connection with this Agreement to reflect the new Borrower and (y) the delivery of new Notes, as applicable, reflecting all Borrowers.

Section 2.                        Credit Facilities.

2.1.                            Commitments.

On and subject to the terms and conditions of this Agreement, each Lender, severally and for itself alone, agrees as follows:

2.1.1.                                     Term Loan Commitments.

On the Closing Date, each Lender agrees to make a term loan advance to Borrowers in the aggregate amount for all such term loan advances of $120,000,000 (collectively, the “Term Loans”; such that each Lender’s Pro Rata Share of the Term Loans as of the Closing Date equals the corresponding amount for each such Lender indicated on Annex I hereto.  Term Loans which are repaid or prepaid by Borrowers, in whole or in part, may not be reborrowed.

2.1.2.                                     Request for Increase of Term Loans.

(a)                                 Borrowers may from time to time after the Closing Date, by notice from Administrative Borrower to the Agent (whereupon the Agent shall promptly deliver a copy to each of the Lenders), in connection with the funding of any Permitted Acquisition, Capital Expenditures or earnout payments owing by the Borrowers, request one or more additional tranches of term loans or increases of one or more than existing tranches of Term Loans (the “Incremental Term Loans”); provided that (i) no more than 5 such increases are made during the term hereof and (ii) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, (A) no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto), (B) each tranche of Incremental Term Loans shall be in an aggregate principal amount that is at least $5,000,000, (C) the Total Debt to EBITDA Ratio, calculated on a pro forma basis for Borrowers’ most recently ended Computation Period for which the Loan Parties’ internal financial statements are available, will not exceed the lesser of (x) the maximum Total Debt to EBITDA Ratio permitted under Section 7.14.2 as of the last day of the most recently ended Fiscal Quarter (or, for periods prior to April 30, 2015, as of April 30, 2015) less 0.25x and (y) 6.50:1.00, and (D) the collective amount of all Incremental Term Loans shall not exceed $25,000,000 in the aggregate.  Each tranche of Incremental Term Loans (i) shall rank pari passu in right of payment and of security with any existing Term Loans and (ii) shall not have a maturity date earlier than the Term Loan Maturity Date, shall amortize on the same basis as the Term Loans and shall be treated substantially the same as the Term Loans (in each case, including with respect to mandatory and voluntary prepayments and provided that any terms not consistent with the existing Term Loans must be reasonably acceptable to Borrowers, Agent and Required Lenders).  Notwithstanding anything to the contrary herein, it is agreed and understood that (i) the all-in yield (including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity), but excluding reasonable and customary arrangement, structuring and underwriting fees paid or payable to the lead arranger with respect to an Incremental Term Loans or its affiliates) applicable to any Incremental Term Loans shall not be more than 0.50% higher than the corresponding all-in yield (determined on the same basis) applicable to the then outstanding Term Loans unless the interest rate margin (or interest rate floor, or other applicable pricing) with respect to the then outstanding Term Loans is increased by an amount equal to (A) the difference between the all-in yield with respect to the Incremental Term Loans and the all-in yield with respect to the then outstanding Term Loans, minus (B) 0.50% per annum, (ii) the amortization schedule for any Incremental Term Loans shall not have a weighted average life to maturity shorter than the Term Loans and the maturity date for any Incremental Term Loans shall not be earlier than the maturity date for the existing Term Loans and (iii) no issuance of Incremental Term Loans shall be consummated unless the Debt incurred with respect thereto constitutes “second lien obligations” under the Intercreditor Agreement.

(b)                                 Each series of Incremental Term Loans borrowed pursuant to this Section shall be a separate Incremental Term Loan facility.  Each notice from Administrative Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans.  If Administrative Borrower delivers a request for Incremental Term Loans, each Lender shall have the option, but not any obligation, to participate in such request to the extent of its Pro Rata Share thereof by delivering a written notice to the Agent and Administrative Borrower within ten Business Days of such Lender’s receipt of the such request (it being agreed and understood that such Lender shall be deemed to have elected not to participate if it does not respond to such request within ten Business Days of its receipt thereof).  If one or more of the Lenders elect not to participate in the request for Incremental Term Loans then the Lenders participating in request may, at their option (but without any obligation), elect to participate in such remaining portion of such request (with such remaining portion to be allocated ratably among such participating Lenders based on their respective Pro Rata Shares thereof (as applicable) or as otherwise may be agreed by such participating Lenders).  If there is less than full participation by existing Lenders in any request for Incremental Term Loans after the foregoing procedures are completed, then one or more new Lenders (each an “Additional Lender”) acceptable to Agent and Administrative Borrower, such acceptance not to be unreasonably withheld, may be added as parties to this Agreement pursuant to Assignment Agreements or joinder documentation reasonably acceptable to Agent and Administrative Borrower (as applicable) for purposes of participating in such remaining portion (with allocations among such new Lenders to be determined by Agent in consultation with Administrative Borrower).  Incremental Term Loans shall be effected and each Additional Lender shall become a Lender hereunder pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Administrative Borrower, each Lender agreeing to provide such Incremental Term Loans, each Additional Lender, if any, and the Agent.  The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Agent and Administrative Borrower, to effect the provisions of this Section.  In addition, Administrative Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Agent in connection with any such Incremental Amendment (including confirmation that the obligations of the Loan Parties with respect to an Incremental Term Loan are secured by the Collateral and the perfection and priority of the Agent’s Lien in such Collateral is continuing).  The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.2 and such other conditions as the parties thereto shall agree.

(c)                                  At the request of the applicable Lender, Borrowers will execute a replacement Note for such Lender reflecting the increased amount of its Term Loans.

(d)                                 This Section 2.1.2 shall supersede any provisions in Section 10.1 to the contrary.

2.2.                            Loan Procedures.

2.2.1.                                     Loan Types.

Each Loan shall be either a Base Rate Loan or a LIBOR Loan, as Administrative Borrower shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.3.  Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than six different Interest Periods shall exist among outstanding LIBOR Loans at any one time.

2.2.2.                                     [Intentionally Omitted].

2.2.3.                                     Conversion; Continuation.

(a)                                 Subject to Section 2.2.1, Administrative Borrower may, upon irrevocable written notice to Agent in accordance with clause (b) below, elect (i) as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount of not less than $100,000 or a higher integral multiple of $50,000) into Loans of the other type or (ii) as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $100,000 or a higher integral multiple of $50,000) for a new Interest Period; provided, that any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 3.5.

(b)                                 Administrative Borrower shall give written or telephonic notice (followed immediately by written confirmation thereof) to Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, noon New York time on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, noon New York time at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case in the form of a Conversion/Continuation Notice: (i) the proposed date of conversion or continuation; (ii) the aggregate amount of Loans to be converted or continued; (iii) the type of Loans resulting from the proposed conversion or continuation; and (iv) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

(c)                                  If upon the expiration of any Interest Period applicable to LIBOR Loans, Borrowers have failed to timely select a new Interest Period to be applicable to such LIBOR Loans, Borrowers shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

(d)                                 Agent will promptly notify each applicable Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by Borrowers, of the details of any automatic conversion.

2.3.                            [Intentionally Omitted].

2.4.                            Commitments Several.

The failure of any Lender to make a Term Loan on the Closing Date shall not relieve any other Lender of its obligation (if any) to make a Term Loan on the Closing Date, but no Lender shall be responsible for the failure of any other Lender to make any Term Loan to be made by such other Lender.

2.5.                            Certain Conditions.

Notwithstanding any other provision of this Agreement, at the election of Agent or Required Lenders, no LIBOR Loan shall be made, continued, or converted into another LIBOR Loan, and no Base Rate Loan shall be converted into a LIBOR Loan, if an Event of Default exists.

2.6.                            Loan Accounting.

2.6.1.                                     Recordkeeping.

Agent, on behalf of each Lender, shall record in its records the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end.  The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Term Loans owing and unpaid.  The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrowers hereunder or under any Note to repay the principal amount of the Term Loans hereunder, together with all interest accruing thereon.

2.6.2.                                     Notes.

At the request of any Lender, the Loans of such Lender shall be evidenced by a Note, with appropriate insertions, payable to such Lender or its registered assigns in a face principal amount equal to the sum of such Lender’s Pro Rata Share of the Term Loan Commitment and payable in such amounts and on such dates as are set forth herein.

2.7.                            Interest.

2.7.1.                                     Interest Rates.

Each Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows: (a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Applicable Margin from time to time in effect; and (b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the Applicable Margin from time to time in effect; provided, that (i) at any time an Event of Default exists, if requested by Agent or Required Lenders, the Applicable Margin corresponding to each Loan, whether or not overdue, shall be increased by two percentage points per annum (and, in the case of Obligations not subject to an Applicable Margin that are overdue, such Obligations shall bear interest at the Base Rate plus the Applicable Margin plus two percentage points per annum), (ii) any such increase may thereafter be rescinded by Required Lenders, notwithstanding Section 10.1, and (iii) upon the occurrence of an Event of Default under Section 8.1.1 or 8.1.3, any such increase described in the foregoing clause (i) shall occur automatically.  In no event shall interest payable by Borrowers to Agent and Lenders hereunder exceed the maximum rate permitted under applicable law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.  .

2.7.2.                                     Interest Payment Dates.

Accrued interest on each Base Rate Loan shall be payable in arrears on the first day of each calendar month and at maturity.  Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of 3 months, on the last day of each 3-month interval of such Interest Period), upon a prepayment of such Loan in accordance with Section 2.10 and at maturity in cash.  After maturity and, at the request of Required Lenders at any time an Event of Default exists, all accrued interest on all Term Loans shall be payable in cash on demand at the rates specified in Section 2.7.1.

2.7.3.                                     Setting and Notice of LIBOR Rates.

The applicable LIBOR Rate for each Interest Period shall be determined by Agent, and notice thereof shall be given by Agent promptly to Administrative Borrower and each Lender.  Each determination of the applicable LIBOR Rate by Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.  Agent shall, upon written request of Administrative Borrower or any Lender, deliver to Administrative Borrower or such Lender a statement showing the computations used by Agent in determining any applicable LIBOR Rate hereunder.

2.7.4.                                     Computation of Interest.

Interest shall be computed for the actual number of days elapsed on the basis of a year of (a) 360 days for interest calculated at the LIBOR Rate and (b) 365/366 days for interest calculated at the Base Rate.  The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

2.8.                            Fees.

2.8.1.                                     Agent Fees and Lender Fees.

Borrowers agree to pay to Agent, for Agent’s account, the fees set forth in the Fee Letter on the dates set forth therein.

2.8.2.                                     Call Premium.

If the Loan Parties pay or prepay all or any portion of the Term Loans at any time on or prior to the third anniversary of the Closing Date, whether voluntarily or involuntarily, including by acceleration or otherwise, then the Borrowers shall pay to Agent on the date of the required payment or prepayment thereof, for the pro rata benefit of the applicable Lenders, as liquidated damages, an amount equal to the Call Premium multiplied by the principal amount of the Term Loans paid (or required to be paid) after acceleration or so prepaid (or required to be prepaid).  As used herein, the term “Call Premium” shall mean (i) three percent (3.0%), in the case of a payment or prepayment made or required to be made on or prior to the first anniversary of the Closing Date, (ii) two percent (2.0%), in the case of a payment or prepayment made or required to be made after the first anniversary and on or prior to the second anniversary of the Closing Date and (iii) one percent (1.0%), in the case of a payment or prepayment made or required to be made after the second anniversary but on or prior to the third anniversary of the Closing Date.  The Loan Parties agree that the Call Premiums are a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from a prepayment and/or an early repayment of the Term Loans.  Notwithstanding the foregoing, no such Call Premium shall be payable by the Borrowers if the Obligations are repaid in full in cash in connection with, and as a direct and concurrent result of, a Qualified IPO.

2.9.                            [Intentionally Omitted].

2.10.                     Prepayment.

2.10.1.                              Voluntary Prepayment.

Subject to the terms of the First Lien Documents (as in effect on the date hereof) and the Intercreditor Agreement, the Borrowers may from time to time, on at least one Business Day’s written notice or telephonic notice (followed immediately by written confirmation thereof) to Agent (which shall promptly advise each Lender thereof) not later than noon New York time on such day, prepay the Term Loans in whole or in part without penalty or premium but subject to Section 3.5 hereof, except as provided in Section 2.8.2.  Such notice to Agent shall specify the Term Loans to be prepaid and the date and amount of prepayment.  Any such partial prepayment shall be in an amount greater than or equal to $100,000 (or, if less, the aggregate remaining outstanding principal balance of the Term Loans).  Notwithstanding anything to the contrary herein, Borrower Representative may include in any notice of termination a condition that such termination is contingent upon the occurrence of a refinancing transaction.

2.10.2.                              Mandatory Prepayment.

(a)                                 Borrowers shall prepay the Term Loans (in the order set forth in Section 2.10.3) until paid in full at the following times and in the following amounts (in each case subject to the provisions of Section 2.10.2(b) below):

(i)                                     concurrently with the receipt by Holdings, any Borrower or any Domestic Subsidiary of any Net Cash Proceeds from any Disposition, in an amount equal to such Net Cash Proceeds;

(ii)                                  concurrently with the receipt by Holdings, any Borrower or any Subsidiary of any Net Cash Proceeds from any sale or issuance of its equity securities (other than equity securities that are issued to (x) Sponsor, (y) management of Holdings, or (z) direct or indirect equity holders of Holdings), in an amount equal to 50% of such Net Cash Proceeds with respect to sales or issuances of such equity securities and 100% of such Net Cash Proceeds with respect to sales or issuances of debt securities;

(iii)                               within 5 days after the delivery of the audited consolidated financial statements for each Fiscal Year (commencing with the Fiscal Year ending April 30, 2016), in an amount equal to (i) the ECF Percentage multiplied by Excess Cash Flow for such Fiscal Year minus (ii) any voluntary prepayments of the Term Loans made during such Fiscal Year;

(iv)                              concurrently with the receipt by Holdings, any Borrower or any Domestic Subsidiary of any Extraordinary Receipt, in an amount equal to the Net Cash Proceeds of such Extraordinary Receipt; and

(v)                                 concurrently with the receipt by any Borrower of any Net Cash Proceeds from the issuance of Equity Cure Securities.

Administrative Borrower shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to Agent not later than noon New York time at least one Business Day prior to each mandatory prepayment pursuant to clause (a) of Section 2.10.2, and Agent shall promptly notify each Lender of such notice.

(b)                                 Notwithstanding the foregoing provisions of this Section 2.10.2, such prepayment shall not be required, and shall be deemed reduced by an equivalent amount, to the extent that (i) a corresponding prepayment is required by the First Lien Loan Agreement to be applied to the First Lien Obligations and (ii) such prepayment has not been expressly waived or declined by the First Lien Lenders.

2.10.3.                              All Prepayments.

Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 3.5.  All prepayments of a Loan shall be applied first to that portion of such Loan comprised of Base Rate Loans and then to that portion of such Loan comprised of LIBOR Loans, in direct order of Interest Period maturities (unless Borrower Representative shall specify otherwise to Agent in writing, subject to the final sentence of this paragraph).

2.11.                     Repayment.

The outstanding principal balance of the Term Loans shall be paid in full, for the account of each Lender according to its Pro Rata Share thereof, on the Term Loan Maturity Date.

2.12.                     Payment.

2.12.1.                              Making and Settlement of Payments.

All payments of principal of or interest on the Notes, and of all fees, shall be made by Borrowers to Agent without setoff, recoupment or counterclaim and in immediately available funds at the office specified by Agent not later than 2:00 New York time on the date due, and funds received after that hour shall be deemed to have been received by Agent on the following Business Day.  Agent shall promptly remit to each Lender its share of all principal payments received in collected funds by Agent for the account of such Lender.  On the first Business Day of each month (each, an “Interest Settlement Date”), Agent will notify each Lender in writing of the amount of such Lender’s applicable Pro Rata Share of interest and fees on the Term Loan.  Provided that such Lender is not a Defaulting Lender, Agent will pay to such Lender, by wire transfer to such Lender’s account not later than 2:00 p.m. New York time on the next Business Day following the Interest Settlement Date, such Lender’s Pro Rata Share of interest and fees, in each instance, received by Agent for the immediately preceding month.  It is agreed and understood that, in the case of a Defaulting Lender, Agent shall be entitled to set off the funding shortfall of such Defaulting Lender against such Defaulting Lender’s respective share of any payments received from Borrowers.  All payments under Section 3.2 shall be made by Borrowers directly to each Lender entitled thereto.

2.12.2.                              Application of Payments and Proceeds.

(a)                                 Except as set forth in Section 2.10.2 and Section 2.10.3, and subject to the provisions of Sections 2.12.2(b) and 2.12.2(c) below, each payment of principal shall be applied to such Loans as Administrative Borrower shall direct by notice to be received by Agent on or before the date of such payment or, in the absence of such notice, as Agent shall determine in its discretion.  Concurrently with each remittance to any Lender of its share of any such payment, Agent shall advise such Lender as to the application of such payment.

(b)                                 If an Acceleration Event shall have occurred and be continuing, notwithstanding anything herein or in any other Loan Document to the contrary, Agent shall apply all or any part of payments in respect of the Obligations and proceeds of Collateral, in each case as received by Agent, to the payment of the Obligations in the following order:

(i)                                     FIRST, to the payment of all fees, costs, expenses and indemnities due and owing to Agent under this Agreement or any other Loan Document, and any other Obligations owing to Agent in respect of sums advanced by Agent to preserve or protect the Collateral or to preserve or protect its security interest in the Collateral (whether or not such Obligations are then due and owing to Agent), until Paid in Full;

(ii)                                  SECOND, to the payment of all costs, expenses and indemnities due and owing to Lenders, until Paid in Full;

(iii)                               THIRD, to the payment of all accrued and unpaid interest and fees due and owing to Lenders, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full;

(iv)                              FOURTH, to the payment of all principal of the Term Loans due and owing pro rata based on each Lender’s Pro Rata Share thereof along with applicable Call Premium, until Paid in Full;

(v)                                 FIFTH, pro rata to cash collateralize Obligations consisting of Term Loans not yet due and owing, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full; and

(vi)                              SIXTH, to the payment of all other Obligations owing to each Lender, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full.

(c)                                  If an Event of Default shall have occurred and be continuing but an Acceleration Event shall not exist, notwithstanding anything herein or in any other Loan Document to the contrary, Agent shall apply all or any part of payments in respect of the Obligations and proceeds of Collateral, in each case as received by Agent, to the payment of the Obligations in such order as Agent may elect.  In the absence of a specific determination by Agent, payments in respect of the Obligations and proceeds of Collateral received by Agent shall be applied in the following order:

(i)                                     FIRST, to the payment of all fees, costs, expenses and indemnities due and owing to Agent under this Agreement or any other Loan Document, and any other Obligations owing to Agent in respect of sums advanced by Agent to preserve or protect the Collateral or to preserve or protect its security interest in the Collateral (whether or not such Obligations are then due and owing to Agent), until Paid in Full;

(ii)                                  SECOND, to the payment of all costs, expenses and indemnities due and owing to Lenders, until Paid in Full;

(iii)                               THIRD, to the payment of all accrued and unpaid interest and fees due and owing to Lenders, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full;

(iv)                              FOURTH, to the payment of all principal of Loans then due and owing, pro rata based on each Lender’s Pro Rata Share thereof along with any applicable Call Premium, until Paid in Full;

(v)                                 FIFTH, pro rata to cash collateralize Obligations consisting of Term Loans not yet due and owing, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full;

(vi)                              SIXTH, to the payment of all other Obligations due and owing to each Lender, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full.

2.12.3.                              Payment Dates.

If any payment of principal or interest with respect to any of the Term Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

2.12.4.                              Set-off.

Each Borrower agrees that Agent and each Lender and its Affiliates have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, each Borrower agrees that at any time an Event of Default has occurred and is continuing, Agent and each Lender may apply to the payment of any Obligations of Borrowers hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of Borrowers then or thereafter with Agent or such Lender.  Notwithstanding the foregoing, no Lender shall exercise any rights described in the preceding sentence without the prior written consent of Agent.

2.12.5.                              Proration of Payments.

If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of set-off or otherwise, on account of principal of or interest on an Loan, but excluding (i) any payment pursuant to Section 3.1, 3.2, 3.7 or 10.8 and (ii) payments of interest on any Base Rate Loan referred to in the last sentence of Section 3.4, in excess of its Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on such Term Loan (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans or sub-participations in Letters of Credit held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

2.13.                     Joinder and Joint and Several Liability.

2.13.1.                              Joint and Several.

Each Borrower hereby agrees that such Borrower is jointly and severally liable for the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Agent and Lenders by each other Borrower pursuant to the terms of this Agreement and the other Loan Documents.  Each Borrower agrees that its obligations hereunder shall not be discharged until Payment in Full of the Obligations has occurred, and that its obligations under this Section 2.13 shall be absolute and unconditional, irrespective of, and unaffected by,

(a)                                 the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(b)                                 the absence of any action to enforce this Agreement (including this Section 2.13) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;

(c)                                  the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

(d)                                 the insolvency of any Loan Party; or

(e)                                  any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than a defense of the Payment in Full of the Obligations).

2.13.2.                              Waivers by Borrowers.

Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshal assets or to proceed in respect of the Obligations against any other Loan Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower.  It is agreed among each Borrower, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 2.13 and such waivers, Agent and Lenders would decline to enter into this Agreement.

2.13.3.                              Benefit of Joint and Several Obligations.

Each Borrower agrees that the provisions of this Section 2.13 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

2.13.4.                              Subordination of Subrogation, Etc.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor with respect to any other Loan Party until the Obligations are Paid in Full (other than contingent indemnification obligations) in cash.  Each Borrower acknowledges and agrees that this subordination is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 2.13, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 2.13.4.

2.13.5.                              Election of Remedies.

If Agent may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 2.13.  If, in the exercise of any of its rights and remedies, Agent shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Agent, even if such action by Agent shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Agent.

2.13.6.                              Limitation.

(a)                                 Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 2.13 shall be limited to an amount not to exceed as of any date of determination the amount that could be claimed by Agent and Lenders from such Borrower under this Section 2.13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 2.13.7.

2.13.7.                              Contribution with Respect to Guaranty Obligations.

(a)                                 To the extent that any Borrower shall make a payment under this Section 2.13 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following Payment in Full (other than contingent indemnification obligations) in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)                                 As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 2.13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)                                  This Section 2.13.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 2.13.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 2.13.1.  Nothing contained in this Section 2.13.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(d)                                 The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of each Borrower to which such contribution and indemnification is owing.

(e)                                  The rights of the indemnifying Borrowers against other Loan Parties under this Section 2.13.7 shall be exercisable upon the Payment in Full (other than contingent indemnification obligations) of the Obligations and the termination of the Commitments.

2.13.8.                              Liability Cumulative.

The liability of Borrowers under this Section 2.13 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

2.14.                     Appointment of Hygenic as Administrative Borrower.

Each Borrower hereby irrevocably appoints Hygenic as the borrowing agent and attorney-in-fact for all Borrowers (“Administrative Borrower”), which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.

Section 3.                        Yield Protection.

3.1.                            Taxes.

(a)                                 All payments of principal and interest on the Term Loans and all other amounts payable hereunder or under any other Loan Document shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, withholdings, fines, penalties, interest, additions to tax or other charges of any nature whatsoever imposed by any taxing authority, excluding (i) taxes imposed on or measured by any Lender’s net income by the jurisdiction under which such Lender is organized or conducts business, (ii) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Lender is located, (iii) in the case of any Lender that is organized under the laws of a jurisdiction other than the United States of America (a “non-U.S. Lender”), any withholding tax or back-up withholding tax that is imposed on amounts payable to such non-U.S. Lender at the time such non-U.S. Lender becomes a party to this Agreement and (iv) taxes imposed under FATCA (all non-excluded items being called “Taxes”).  If any withholding or deduction from any payment to be made by Borrowers hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then Borrowers will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Agent an official receipt or other documentation satisfactory to Agent evidencing such payment to such authority; and (iii) pay to Agent for the account of Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.  If any Taxes are directly asserted against Agent or any Lender with respect to any payment received by Agent or such Lender hereunder, Agent or such Lender may pay such Taxes and Borrowers will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is 180 days prior to the date on which Agent or such Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.

(b)                                 If any Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, Borrowers shall indemnify Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure.  For purposes of this Section 3.1, a distribution hereunder or under any Loan Document by Agent or any Lender to or for the account of any Lender shall be deemed a payment by Borrowers.

(c)                                  Each Lender that (i) is a non-U.S. Lender and (ii)(A) is a party hereto on the Closing Date or (B) becomes an assignee of an interest under this Agreement under Section 10.8.1 after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to Borrowers and Agent one or more (as Administrative Borrower or Agent may reasonably request) complete and accurate original copies of Forms W-8ECI, W-8BEN, W-8IMY, W-8BEN-E (as applicable) or other applicable form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such Lender’s entitlement to complete exemption from withholding or deduction of Taxes, and each such Lender will provide one or more new copy of such forms to Administrative Borrower on or before the date (i) the information provided in such forms becomes inaccurate or (ii) if reasonably requested by Borrower, such previously provided forms expire or become obsolete.  Each Lender that is not a non-U.S. Lender that (A) is a party hereto on the Closing Date or (B) becomes an assignee of an interest under this Agreement under Section 10.8.1 after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to Borrower and Agent one or more (as Borrower and Agent may reasonably request) Forms W-9 or other applicable form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such Lender’s entitlement to exemption from backup withholding.  Borrowers shall not be required to pay additional amounts to any Lender pursuant to this Section 3.1 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph (any such taxes, together with such amounts described in clauses (i) through (iv) of Section 3.1(a), the “Excluded Taxes”).

(d)                                 Without limiting the foregoing, each non-U.S. Lender shall comply with any certification, documentation, information or other reporting necessary to establish an exemption from withholding under FATCA and shall provide any other documentation reasonably requested by Administrative Borrower or Agent sufficient for Borrowers and Agent to comply with their obligations under FATCA and to determine that such non-U.S. Lender has complied with such applicable reporting requirements.

(e)                                  Each Lender shall indemnify Agent, within 10 days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable or paid by Agent and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent demonstrable error.  The agreements in this Section 3.1(e) shall survive the resignation and/or replacement of Agent.

(f)                                   Without limitation of the indemnities provided in Section 10.5, each Borrower shall also indemnify Agent, within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to Agent as required by Section 3.1(e) on account of Excluded Taxes described in Section 3.1(a)(iv); provided, that such Lender shall indemnify Borrowers to the extent of any payment any Borrower makes to Agent pursuant to this sentence.

(g)                                  So long as no Event of Default has occurred and has not been cured or is occurring, if any Lender or Agent determines, in its sole discretion, that it has received a refund in respect of any Taxes as to which indemnification or additional amounts have been paid to it by Borrowers pursuant to this Section 3.1, it shall promptly remit such refund to the Borrower Representative (taking into account all out of pocket expenses of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund)); provided that

Borrowers and the other Loan Parties agree, upon the request of the Lender or Agent, as the case may be, to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority (including any interest, penalties, and additions to tax).  Notwithstanding anything to the contrary in this paragraph (g), in no event will the Agent or any Lender be required to pay any amount to Borrower Representative pursuant to this paragraph (g) the payment of which would place the Agent or such Lender, as applicable, in a less favorable net after Tax position than the Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or other confidential information or disclose any information relating to its tax affairs or any computations in respect thereof, or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions, or repayments to which it may be entitled.

3.2.                            Increased Cost.

(a)                                 If, after the Closing Date, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 2.7), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) above and (ii) is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrowers shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.

(b)                                 If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrowers shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.

(c)                                  Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law for purposes of this Agreement (including without limitation for purposes of this Section 3.2 and for purposes of Section 3.4), regardless of the date enacted, adopted or issued.

3.3.                            Inadequate or Unfair Basis.

If Agent reasonably determines (which determination shall be binding and conclusive on Borrowers) that, by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate, then Agent shall promptly notify the Lenders and Administrative Borrower thereof and, so long as such circumstances shall continue, (a) no Lender shall be under any obligation to make or convert any Base Rate Loans into LIBOR Loans and (b) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

3.4.                            Change in Law.

If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, would make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of LIBOR Loans or conversion of Base Rate Loans into LIBOR Loans by Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.  Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan shall remain outstanding for the period corresponding to the Interest Period originally applicable to such LIBOR Loan absent such circumstances.

3.5.                            Funding Losses.

Each Borrower hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to Agent), such Borrower will indemnify such Lender against any net loss (other than lost profits) or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 3.4) or (b) any failure of such Borrower to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement.  For the purposes of this Section 3.5, all determinations shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

3.6.                            Manner of Funding; Alternate Funding Offices.

Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Term Loans in any manner it may determine at its sole discretion.  Each Lender may, if it so elects, fulfill its commitment to make any LIBOR Loan by causing any branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of Borrowers to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

3.7.                            Mitigation of Circumstances; Replacement of Lenders.

(a)                                 Each Lender shall promptly notify Administrative Borrower and Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by Borrowers to pay any amount pursuant to Section 3.1 or 3.2 or (ii) the occurrence of any circumstances described in Section 3.3 or 3.4 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify Administrative Borrower and Agent).  Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrowers of) any event described in clause (i) or (ii) above and such designation would not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.

(b)                                 If (i) any Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 3.1 or 3.2, or any Lender gives notice of the occurrence of any circumstances described in Section 3.3 or 3.4, (ii) any Lender does not consent to any matter requiring its consent under Section 10.1 when the Required Lenders have otherwise consented to such matter or (iii) any Lender is a Defaulting Lender and the circumstances causing such status have not been cured or waived, then Agent or Borrower may within 90 days thereafter (and upon at least three Business Days prior notice to such affected Lender) designate another Person engaged primarily in the business of making loans which is acceptable to Agent in its reasonable discretion (such other Person being called a “Replacement Lender”) to purchase the Term Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Term Loans payable to such Lender plus any accrued but unpaid interest on such Term Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, all in compliance with Section 10.8.1 (subject to the final sentence of this paragraph).  Upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrowers hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder.  If the affected Lender that is being replaced in accordance with the foregoing provisions shall refuse or fail to executed and deliver any such Assignment Agreement prior to the effective date of such replacement, such affected Lender shall be deemed to have executed and delivered such Assignment Agreement.

3.8.                            Conclusiveness of Statements; Survival.

Determinations and statements of any Lender pursuant to Section 3.1, 3.2, 3.3, 3.4 or 3.5 shall be conclusive absent demonstrable error.  Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 3.1, 3.2 and 3.5, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.

Section 4.                        Conditions Precedent.

The obligation of each Lender to make its Term Loans is subject to the following conditions precedent:

4.1.                            Credit Extension.

The obligation of Lenders to make the Term Loans hereunder is subject to the following conditions precedent, each of which shall be satisfactory in all respects to Agent:

4.1.1.                                     Capitalization.

The Loan Parties shall have entered into a $285,000,000 amended and restated credit facility pursuant to the terms of the First Lien Loan Agreement, which shall be inclusive of a $15,000,000 committed revolving facility and a $270,000,000 term loan to be funded on the Closing Date.

4.1.2.                                     Initial Loans.

No Revolving Loans or Letters of Credit (each as defined in the First Lien Loan Agreement as in effect on the date hereof) shall be outstanding, or advanced or issued (as applicable), on the Closing Date and all transaction fees and expenses incurred on or prior to the Closing Date shall have been paid.

4.1.3.                                     Prior Debt.

The Prior Debt has been (or concurrently with the initial borrowing will be) paid in full.

4.1.4.                                     Related Transactions.

The Loan Parties have completed (or concurrently with the initial credit extension hereunder will complete) the Related Transactions in accordance with the terms of the Related Agreements (without any amendment thereto or waiver thereunder unless consented to by Lenders).

4.1.5.                                     Fees.

Borrowers shall have paid all fees, costs and expenses due and payable under this Agreement and the other Loan Documents on the Closing Date.

4.1.6.                                     Delivery of Loan Documents.

Borrowers shall have delivered the following documents in form and substance satisfactory to Agent (and, as applicable, duly executed and dated the Closing Date or an earlier date satisfactory to Agent):

(a)                                 Agreement.  This Agreement.

(b)                                 Notes.  Notes, for each Lender requesting a Note.

(c)                                  Collateral Documents.  The Guarantee and Collateral Agreement, reaffirmations, all other Collateral Documents or amendments thereto, and all instruments, documents, certificates and agreements executed or delivered pursuant thereto (including intellectual property assignments and pledged Collateral, with undated irrevocable transfer powers executed in blank).

(d)                                 Financing Statements.  Properly completed Uniform Commercial Code financing statements and other filings and documents required by law or the Loan Documents to provide Agent perfected Liens (subject only to Permitted Liens) in the Collateral.

(e)                                  Lien Searches.  Copies of Uniform Commercial Code search reports listing all effective financing statements filed against any Loan Party, with copies of such financing statements.

(f)                                   Payoff.  Payoff letters evidencing repayment in full of all Prior Debt, termination of all agreements relating thereto.

(g)                                  First Lien Obligations.  First Lien Documents with respect to the First Lien Obligations.

(h)                                 Letter of Direction.  A letter of direction containing funds flow information, with respect to the proceeds of the Term Loans on the Closing Date.

(i)                                     Authorization Documents.  For each Loan Party, such Person’s (i) charter (or similar formation document), certified by the appropriate governmental authority, (ii) good standing certificates in its state of incorporation (or formation) and in each other state requested by Agent, (iii) bylaws (or similar governing document), (iv) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby, and (v) signature and incumbency certificates of its officers executing any of the Loan Documents, all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

(j)                                    Opinions of Counsel.  Opinions of counsel for each Loan Party, including local counsel reasonably requested by Agent, and Borrowers hereby request such counsel to deliver such opinions and authorizes Agent and Lenders to rely thereon.

(k)                                 Insurance.  Certificates or other evidence of insurance in effect as required by Section 6.3(b), with endorsements naming Agent as lenders’ loss payee and/or additional insured, as applicable.

(l)                                     Financials.  The financial statements, projections and pro forma balance sheet described in Section 5.4.

(m)                             Consents.  Evidence that all necessary consents, permits and approvals (governmental or otherwise) required for the execution, delivery and performance by each Loan Party of the Loan Documents and the Related Transactions have been duly obtained and are in full force and effect.

(n)                                 Other Documents.  Such other certificates, documents and agreements as Agent or any Lender may reasonably request.

4.1.7.                                     Certain Financial Tests.

(a)                                 Adjusted EBITDA.  EBITDA (with adjustments mutually acceptable by Agent and Administrative Borrower) (“Adjusted EBITDA”), for the 12 month period ending December 31, 2014 shall not be less than $60,000,000.

(b)                                 Total Debt to Adjusted EBITDA.  Total Debt (after giving effect to the consummation of the Related Transactions and funding of the initial Loans on the Closing Date) to Adjusted EBITDA for the 12 month period ending December 31, 2014 shall not be greater than 6.50:1.00.

(c)                                  Senior Debt to Adjusted EBITDA.  Senior Debt (after giving effect to the consummation of the Related Transactions and funding of the Loans on the Closing Date) to Adjusted EBITDA for the 12 month period ending December 31, 2014 shall not be greater than 4.50:1.00.

4.1.8.                                     Representations.

The representations and warranties of Borrowers and each other Loan Party set forth in this Agreement and the other Loan Documents are true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date and except to the extent that such representation and warranty is qualified by materiality or material adverse effect, in which instance such representation and warranty shall be true and correct in all respects).

4.1.9.                                     No Events of Default.

No Event of Default or Default shall have then occurred and be continuing, and no “Default” or “Event of Default” under the First Lien Loan Agreement shall have occurred and be continuing.

Section 5.                        Representations and Warranties.

To induce Agent and Lenders to enter into this Agreement and to induce Lenders to make Term Loans hereunder, each Borrower represents and warrants to Agent and Lenders that, both before and after giving effect to the Related Transactions:

5.1.                            Organization.

Each Loan Party is validly existing and in good standing under the laws of the jurisdiction of its organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

5.2.                            Authorization; No Conflict.

Each Borrower and each other Loan Party is duly authorized to execute and deliver each Loan Document and each Related Agreement to which it is a party, each Borrower is duly authorized to borrow monies hereunder, and each Borrower and each other Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party.  The execution, delivery and performance by each Borrower of this Agreement and by each Borrower and each other Loan Party of each Loan Document to which it is a party, and the borrowings by each Borrower hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of applicable law, (ii) the charter, by-laws or other organizational documents of any Borrower or any other Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Borrower or any other Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Borrower, any Subsidiary or any other Loan Party (other than Liens in favor of Agent created pursuant to the Collateral Documents), in each case of the foregoing clauses (a), (b)(i) and (b)(iii) and (c), except where the failure to obtain such consent or approval, such conflict or the creation or imposition of such Lien could not reasonably be expected to have a Material Adverse Effect.

5.3.                            Validity; Binding Nature.

Each of this Agreement and each other Loan Document to which any Borrower or any other Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

5.4.                            Financial Condition.

(a)                                 The audited consolidated financial statements of Holdings, Hygenic and the Subsidiaries as at its Fiscal Years ending April 30, 2013 and April 30, 2014, and the unaudited consolidated financial statements of Borrowers and the Subsidiaries as of December 31, 2014, copies of each of which have been delivered pursuant hereto, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly in all material respects the consolidated financial condition of such Persons as at such dates and the results of their operations for the periods then ended.

(b)                                 The consolidated financial projections (including an operating budget and a cash flow budget) of Holdings and the Subsidiaries for the period from the Closing Date through April, 2020 delivered to Agent and Lenders on or prior to the Closing Date (i) were prepared by Borrowers in good faith and (ii) were prepared in accordance with assumptions which Borrowers reasonably believe to be appropriate, and the accompanying consolidated pro forma balance sheet of Holdings and the Subsidiaries as at the Closing Date, adjusted to give effect to the consummation of the Related Transactions and the financings contemplated hereby as if such transactions had occurred on such date, is consistent in all material respects with such projections.

5.5.                            No Material Adverse Change.

Since April 30, 2014, there has been no material adverse change in the financial condition, operations, assets, business or properties of the Loan Parties taken as a whole (including the business of Holdings and its Subsidiaries acquired by Loan Parties in the Related Transactions).

5.6.                            Litigation.

No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to any Borrower’s knowledge, threatened against any Loan Party which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, except as set forth in Schedule 5.6.  As of the Closing Date, other than any liability incident to such litigation or proceedings, neither any Borrower nor any other Loan Party has any material Contingent Obligations not listed on Schedule 7.1.

5.7.                            Ownership of Properties; Liens.

Each Borrower and each other Loan Party owns good and, in the case of real property, marketable title to all of its material properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like other than such infringement claims which do not exceed $275,000 in the aggregate), except Permitted Liens.

5.8.                            Capitalization.

All issued and outstanding equity securities of Borrowers and the other Subsidiaries of Holdings are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of Agent, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities.  Schedule 5.8 sets forth the authorized equity securities of each Loan Party as of the Closing Date.  All of the issued and outstanding equity of Holdings is owned as set forth on Schedule 5.8 as of the Closing Date, all of the issued and outstanding equity of each Borrower is directly or indirectly owned by Holdings, and all of the issued and outstanding equity of each other Subsidiary of Holdings is, directly or indirectly, owned by a Borrower.  As of the Closing Date, except as set forth on Schedule 5.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any equity interests of any Borrower or any other Loan Party.

5.9.                            Pension Plans.

During the twelve-consecutive-month period prior to the Closing Date (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under ERISA or Section 431 of the IRC.  No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Borrower or any other Loan Party of any material liability, fine or penalty.  All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by any Loan Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither any Loan Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and neither any Loan Party nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Sections 412 or 431 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

5.10.                     Investment Company Act.

Neither any Borrower nor any other Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act of 1940.

5.11.                     No Default.

No Event of Default or Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

5.12.                     Margin Stock.

Neither any Borrower nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.  No portion of the Obligations is secured directly or indirectly by Margin Stock.

5.13.                     Taxes.

Each Borrower and each other Loan Party has filed (or has had filed on its behalf) all federal and other material tax returns and reports required by law to have been filed by it and has paid all federal and other material taxes and governmental charges thereby shown to be owing and has otherwise paid all material taxes, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

5.14.                     Solvency.

On the Closing Date (after giving effect to the transaction contemplated hereby to occur on the Closing Date, including the funding of the Term Loan and the First Lien Obligations and the use of the proceeds thereof), and immediately prior to and after giving effect to the borrowing hereunder and the use of the proceeds thereof, and the borrowing under the First Lien Loan Agreement and the use of the proceeds thereof with respect to the Loan Parties, taken as a whole, (a) the fair value of their assets on a going concern basis is greater than the amount of their liabilities (including reasonable values of disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of their assets on a going concern basis is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured, (c) they are able to realize upon their assets and generally pay their debts and other liabilities (including reasonable values of disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) they do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature and (e) they are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute unreasonably small capital.

5.15.                     Environmental Matters.

The on-going operations of each Borrower and each other Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result in a Material Adverse Effect.  Each Borrower and each other Loan Party have obtained, and maintained in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, and each Borrower and each other Loan Party are in compliance with all material terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Borrower or any other Loan Party and could not reasonably be expected to result in a Material Adverse Effect.  None of any Borrower, any other Loan Party or any of their respective properties or operations is subject to any outstanding written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance.  There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, or arising from operations prior to the Closing Date, of any Borrower or any other Loan Party that could reasonably be expected to result in a Material Adverse Effect.  Neither any Borrower nor any other Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Substances, except as could not reasonably be expected to result in a Material Adverse Effect.

5.16.                     Insurance.

Each Borrower and each other Loan Party and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Borrower or such other Loan Party operates.  A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, is set forth on Schedule 5.16.

5.17.                     Information.

All information heretofore or contemporaneously herewith furnished in writing by any Borrower or any other Loan Party to Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Borrower or any Loan Party to Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made, (it being recognized by Agent and Lenders that any projections and forecasts provided by any Borrower are based on good faith estimates and assumptions believed by any Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

5.18.                     Intellectual Property.

Each Borrower and each other Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of Borrowers and the other Loan Parties, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

5.19.                     [Reserved].

5.20.                     Labor Matters.

Except as set forth on Schedule 5.20, neither any Borrower nor any other Loan Party is subject to any labor or collective bargaining agreement.  There are no existing or threatened strikes, lockouts or other labor disputes involving any Borrower or any other Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of Borrowers and the other Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

5.21.                     Related Agreements.

(a)                                 Borrowers have furnished Agent a true and correct copy of the Related Agreements pursuant hereto.  Each Borrower and, to such Borrower’s knowledge, each other party to the Related Agreements, has duly taken all necessary organizational action to authorize the execution, delivery and performance of the Related Agreements and the consummation of transactions contemplated thereby.  As of the Closing Date, the Related Transactions have been consummated (or are being consummated substantially contemporaneously with the initial credit extension hereunder) in accordance with the terms of the Related Agreements.  The Related Transactions will comply with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by a Loan Party and, to each Borrower’s knowledge, each other party to the Related Agreements in connection with the Related Transactions will be, prior to consummation of the Related Transactions, duly obtained and will be in full force and effect.  As of the date of the Related Agreements, all applicable waiting periods with respect to the Related Transactions will have expired without any action being taken by any competent governmental authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Related Transactions.  The execution and delivery of the Related Agreements did not, and the consummation of the Related Transactions will not, violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on any Borrower or any other Loan Party or, to any Borrower’s knowledge, any other party to the Related Agreements, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which any Borrower or any other Loan Party is a party or by which any Borrower or any other Loan Party is bound or, to any Borrower’s knowledge, to which any other party to the Related Agreements is a party or by which any such party is bound.  No statement or representation made in the Related Agreements by any Borrower or any other Loan Party or, to any Borrower’s knowledge, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time that such statement or representation is made.

(b)                                 The intercreditor provisions of the Intercreditor Agreement are enforceable by Agent and the Lenders against the holders of the First Lien Obligations.  The Liens securing the Obligations are entitled to the benefits of the provisions contained in the Intercreditor Agreement.  Each Borrower acknowledges that Agent and each Lender are entering into this Agreement and are making the Loans in reliance upon the intercreditor provisions of the Intercreditor Agreement and this Section 5.21.

Section 6.                        Affirmative Covenants.

Until the expiration or termination of the Commitments and Payment in Full of all Obligations, each Borrower agrees that, unless at any time Required Lenders shall otherwise expressly consent in writing, it will:

6.1.                            Information.

Furnish to Agent and each Lender:

6.1.1.                                     Annual Report.

Promptly when available and in any event within 105 days after the close of each Fiscal Year: (a) a copy of the annual audit report of Holdings and the Subsidiaries for such Fiscal Year, including therein a consolidated balance sheet and statement of earnings and cash flows of Holdings and the Subsidiaries as at the end of such Fiscal Year, certified without qualification (except for qualifications (i) relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by Borrowers’ independent certified public accountants or (ii) to the extent due to the scheduled maturity date of the Loans or the scheduled termination date of any Commitments) by independent auditors of recognized standing selected by Borrowers and reasonably acceptable to Agent; and (b) an Excess Cash Flow Certificate.

6.1.2.                                     Interim Reports.

(a)                                 Promptly when available and in any event within 30 days after the end of each month (commencing with delivery of financial statements for the month of January, 2015 within 30 days after the end of such month), consolidated balance sheets of Holdings and the Subsidiaries as of the end of such month, together with consolidated statements of earnings and a consolidated statement of cash flows for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by the chief financial officer of Administrative Borrower (which certificate shall, if such financial statements correspond to a month that is not the last month of a Fiscal Quarter, contain a statement as to whether an Event of Default exists); and (b) together with the financial statements delivered pursuant to the foregoing clause (a), a written statement of Borrowers’ management setting forth a discussion of Borrowers’ financial condition, changes in financial condition and results of operations.

6.1.3.                                     Compliance Certificate.

Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 6.1.1 and each set of statements pursuant to Section 6.1.2 for the last month of each Fiscal Quarter a duly completed Compliance Certificate, with appropriate insertions, dated the date of such annual report or such monthly statements, and signed by the chief financial officer or other appropriate executive officer of Administrative Borrower, containing a computation of each of the financial ratios and restrictions set forth in Section 7.14 and to the effect that such officer has not become aware of any Event of Default or Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.

6.1.4.                                     Reports to SEC and Shareholders.

Promptly upon the filing or sending thereof, copies of (a) all regular, periodic or special reports of each Loan Party filed with the Securities Exchange Commission, (b) all registration statements of each Loan Party filed with the Securities Exchange Commission (other than on Form S-8) and (c) all proxy statements or other communications made to security holders generally.

6.1.5.                                     Notice of Default; Litigation; ERISA Matters.

Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the applicable Borrower or the applicable Loan Party affected thereby with respect thereto:

(a)                                 the occurrence of an Event of Default or a Default or an “Event of Default” or “Default” under the First Lien Loan Agreement;

(b)                                 any litigation, arbitration or governmental investigation or proceeding not previously disclosed by Borrowers to Lenders which has been instituted or, to the knowledge of any Borrower, is threatened against any Borrower or any other Loan Party or to which any of the properties of any thereof is subject which could reasonably be expected to have a Material Adverse Effect;

(c)                                  the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under ERISA or the IRC) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that any Borrower or any other Loan Party furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of any Borrower or any other Loan Party with respect to any post-retirement welfare plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Sections 412 or 431 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d)                                 any cancellation or material adverse change in any insurance maintained by any Borrower or any other Loan Party; or

(e)                                  any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which could reasonably be expected to have a Material Adverse Effect.

6.1.6.                                     [Reserved]

6.1.7.                                     Management Report.

Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to any Borrower or any other Loan Party by independent auditors in connection with each annual or interim audit made by such auditors of the books of any Borrower or any other Loan Party.

6.1.8.                                     Projections.

As soon as practicable, and in any event not later than 30 days after the commencement of each Fiscal Year, financial projections for Holdings and the Subsidiaries for such Fiscal Year (including monthly operating and cash flow budgets) prepared in a manner consistent with the projections for the applicable Loan Parties delivered to Agent prior to the Closing Date or otherwise in a manner reasonably satisfactory to Agent, accompanied by a certificate of a chief financial officer of Administrative Borrower on behalf of Borrowers to the effect that (a) such projections were prepared by Borrowers in good faith, (b) Borrowers reasonably believe that the assumptions contained in such projections are appropriate and (c) such projections have been prepared in accordance with such assumptions.

6.1.9.                                     First Lien Obligations Notices.

Promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder, agent or trustee of, under or with respect to the First Lien Obligations.

6.1.10.                              Updated Schedules to Guarantee and Collateral Agreement.

Contemporaneously with the furnishing of each annual audit report pursuant to Section 6.1.1, to the extent necessary, updated versions of the Schedules to the Guarantee and Collateral Agreement showing information as of the date of such audit report (it being agreed and understood that this requirement shall be in addition to the notice and delivery requirements set forth in the Guarantee and Collateral Agreement and shall not constitute a cure or waiver of any breach of such notice or delivery requirements).

6.1.11.                              Other Information.

Promptly from time to time, such other information concerning any Loan Party as any Lender or Agent may reasonably request.

6.2.                            Books; Records; Inspections.

Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP in all material respects; and permit, and cause each other Loan Party to permit, at any reasonable time during normal business hours and with reasonable notice (or at any time without notice if an Event of Default exists), Agent (accompanied by any Lender at such Lender’s sole cost and expense) or any representative thereof to (i) visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and each Borrower hereby authorizes such independent auditors to discuss such financial matters with any Lender or Agent or any representative thereof, (ii) inspect the properties and operations of Loan Parties, (iii) perform appraisals of the property and business of such Borrower or such Loan Party, and (iv) inspect, examine, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to any Collateral.  All such visits, inspections, examinations, appraisals or audits by Agent shall be at Borrowers’ expense, provided that (i) so long as no Event of Default or Default exists, Borrowers shall not be required to reimburse Agent for visits, inspections, examinations, appraisals and audits more frequently than once each Fiscal Year and (ii) Borrowers shall not be required to reimburse any Lender for any visits, inspections, examinations, appraisals and audits.

6.3.                            Maintenance of Property; Insurance.

(a)                                 Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of such Borrower or such other Loan Party in good working order and condition, ordinary wear and tear excepted.

(b)                                 Maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as shall be required by all laws, governmental regulations and court decrees and orders applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; provided that in any event, such insurance shall insure against all risks and liabilities of the type insured against as of the Closing Date and shall have insured amounts no less than (in all material respects) those amounts provided for as of the Closing Date.  Upon request of Agent or any Lender, Administrative Borrower shall furnish to Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by each Borrower and each other Loan Party.  Borrowers shall cause each issuer of an insurance policy to provide Agent with an endorsement (i) showing Agent as a loss payee with respect to each policy of property or casualty insurance and naming Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to Agent prior to any cancellation of, or reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to Agent.  Borrowers shall execute and deliver, and cause each other applicable Loan Party to execute and deliver, to Agent a collateral assignment, in form and substance satisfactory to Agent, of each business interruption insurance policy maintained by the Loan Parties.

(c)                                  Unless Borrowers provide Agent with evidence of the continuing insurance coverage required by this Agreement, Agent may purchase insurance at Borrowers’ expense to protect Agent’s and Lenders’ interests in the Collateral.  This insurance may, but need not, protect Borrowers’ and each other Loan Party’s interests.  The coverage that Agent purchases may, but need not, pay any claim that is made against any Borrower or any other Loan Party in connection with the Collateral.  Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrowers have obtained the insurance coverage required by this Agreement.  If Agent purchases insurance for the Collateral, as set forth above, Borrowers will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance and the costs of the insurance may be added to the principal amount of the Term Loans owing hereunder.

6.4.                            Compliance with Laws; Payment of Taxes and Liabilities.

(a)                                 Comply, and cause each other Loan Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) or Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders; (c) without limiting clause (a) above, comply in all material respects and cause each other Loan Party to comply in all material respects, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all Taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Borrower or any other Loan Party to pay any such Tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.5.                            Maintenance of Existence.

Maintain and preserve, and (subject to Section 7.5) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary, other than any such jurisdiction where the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

6.6.                            Employee Benefit Plans.

Maintain, and cause each other Loan Party to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

6.7.                            Environmental Matters.

If any release or disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Borrower or any other Loan Party, cause, or direct the applicable Loan Party to cause, the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets.  Without limiting the generality of the foregoing, each Borrower shall, and shall cause each other Loan Party to, comply with each valid Federal or state judicial or administrative order requiring the performance at any real property by any Borrower or any other Loan Party of activities in response to the release or threatened release of a Hazardous Substance.

6.8.                            Further Assurances.

Take, and cause each other Loan Party to take, such actions as are reasonably necessary or as Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of each Borrower and each other Loan Party (other than Foreign Subsidiaries) under the Loan Documents are secured by a first (or, prior to the Discharge of First Lien Obligations, second) priority perfected Lien in favor of Agent (subject, with respect to priority, only to the Permitted Liens that have priority over the Liens in favor of Agent under the Collateral Documents pursuant to applicable law) on substantially all of the assets of Borrower and each Loan Party (other than Foreign Subsidiaries) (as well as all equity interests of Borrower and each Subsidiary (other than Foreign Subsidiaries) and 65% of the voting stock (and 100% of the non-voting stock) of each first-tier Foreign Subsidiary owned directly by a Borrower or a Domestic Subsidiary) and guaranteed by Holdings and each Domestic Subsidiary that is not a Borrower (including, promptly upon the acquisition or creation thereof, any Domestic Subsidiary acquired or created after the Closing Date), in each case including (a) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages and deeds of trust with respect to fee owned property (but limited to fee owned property with a fair market value in excess of $1,000,000), financing statements and other documents, and the filing or recording of any of the foregoing and (b) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession.  Anything herein contained to the contrary notwithstanding, the delivery of any items of Collateral, including, without limitation, instruments, chattel paper, negotiable documents and certificated or uncertificated securities, otherwise required to be delivered to the Agent under this Agreement, or under any other collateral document in favor of the Agent, hereby shall be and is deemed satisfied solely by the delivery of all such items of Collateral to the First Lien Agent under the First Lien Documents, in accordance with the terms of the First Lien Collateral Documents and the Intercreditor Agreement, and possession or “control” (as defined under the Uniform Commercial Code as in effect in all applicable jurisdictions) of any items of Collateral required pursuant to this Agreement, or under any other collateral document in favor of the Agent, hereby shall be and is deemed satisfied solely by the possession or control by the First Lien Agent of such items of Collateral in accordance with the terms of the First Lien Documents and the Intercreditor Agreement (and such delivery, possession and control shall be and is sufficient to avoid the occurrence of any Default or Event of Default in respect thereof), and no such deliveries to, or possession or control by Agent shall occur or be required prior to the Discharge of First Lien Obligations, provided that, from and after Discharge of First Lien Obligations, the Loan Parties’ obligations to deliver all such Collateral to the Agent in accordance with the terms of this Agreement shall be effective.

6.9.                            Interest Rate Protection.

If on any date the 3-month LIBOR Rate shall be equal to or greater than 2.00%, the Borrowers shall, within 90 days of such date (or within such other period of time as may be agreed in writing by Agent and, if such other period would result in a deadline that is more than 180 days of such date, Required Lenders, upon request by Administrative Borrower) enter into (and thereafter maintain until the date that is three years from the Closing Date) an interest rate protection mechanism on an ISDA standard form (with a mutually acceptable schedule to be negotiated between Administrative Borrower and First Lien Agent) with one or more First Lien Lenders or Affiliates thereof or with counterparties reasonably acceptable to First Lien Agent to hedge the interest rate with respect to not less than 50% of the principal amount of the term loans under the First Lien Loan Agreement in form and substance satisfactory to First Lien Agent.

6.10.                     Post-Closing Undertakings.

(a)                                 Within 10 Business Days following the Closing Date (or within such longer period as Agent shall agree in its discretion), Borrowers shall deliver to Agent certificates of insurance for the property and liability insurance policies of the Loan Parties, together with related endorsements thereto in favor of Agent, each in form and substance reasonably satisfactory to Agent;

(b)                                 Within 90 days following the Closing Date (or within such longer period as Agent shall agree in its discretion), Borrowers shall deliver to Agent Mortgages relating to the owned real estate of the Loan Parties in Akron, Ohio and Gardner, Kansas, together with the ALTA loan title insurance policies and all related documentation as Agent may request, each in form and substance reasonably satisfactory to Agent;

(c)                                  Within 90 days following the Closing Date (or within such longer period as Agent shall agree in its discretion), each Loan Party shall use commercially reasonable efforts deliver to Agent Collateral Access Agreements from the lessor of each leased property, bailee in possession of any Collateral or mortgagee of any owned property, each in form and substance reasonably satisfactory to Agent;

(d)                                 Within 45 days following the Closing Date (or within such longer period as Agent shall agree in its discretion), each Loan Party shall, subject to the exceptions set forth in Section 7.15, deliver or cause to be delivered to Agent, a control agreement with respect to each deposit, securities, commodity or similar account of the Loan Parties, each in form and substance reasonably satisfactory to Agent; and

(e)                                  Within 90 days following the Closing Date (or within such longer period as Agent shall agree in its discretion), Borrowers shall deliver to Agent a Malaysian memorandum of charge executed by Hygenic in connection with their ownership in HCM-Hygenic Corporation (Malaysia) SDN Bhd., a corporation incorporated under the laws of Malaysia, in form and substance reasonably satisfactory to Agent.

Section 7.                        Negative Covenants.

Until the expiration or termination of the Commitments and Payment in Full of all Obligations, each Borrower agrees that, unless at any time Required Lenders shall otherwise expressly consent in writing, it will:

7.1.                            Debt.

Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except:

(a)                                 Obligations under this Agreement and the other Loan Documents;

(b)                                 Debt secured by Liens permitted by Section 7.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $1,125,000;

(c)                                  (i) Debt of any Borrower to any Wholly-Owned Domestic Subsidiary or Debt of any Wholly-Owned Domestic Subsidiary to any Borrower or another Wholly-Owned Domestic Subsidiary of any Borrower; provided that at the written request of Agent, such Debt shall be evidenced by a demand note in form and substance reasonably satisfactory to Agent and pledged and delivered to Agent (or, prior to the Discharge of First Lien Obligations, second) pursuant to the Guarantee and Collateral Agreement as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations hereunder in a manner reasonably satisfactory to Agent; and (ii) Debt owing by Foreign Subsidiaries to Borrowers advanced for working capital and other general corporate purposes of Foreign Subsidiaries in an aggregate amount which, together with the aggregate amount of equity contributions to Foreign Subsidiaries made pursuant to and in accordance with Section 7.11(a)(iii), does not exceed $5,625,000 at any time outstanding, (provided, such Debt in excess of $500,000 in the aggregate under this clause (ii) shall be evidenced by notes, and the originals of such notes shall be pledged and delivered shall be delivered to Agent (or prior to the Discharge of First Lien Obligations, delivered to First Lien Agent as contractual representative for purposes of perfection for the Agent and Lenders) pursuant to the Guarantee and Collateral Agreement as additional collateral security for the Obligations);

(d)                                 Hedging Obligations incurred to satisfy Borrowers’ obligations under Section 6.9 and other Hedging Obligations provided by a First Lien Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation;

(e)                                  Debt described on Schedule 7.1 as of the Closing Date, and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;

(f)                                   the First Lien Obligations in accordance with the Intercreditor Agreement; provided, that the aggregate principal amount thereof shall not exceed the “Maximum First Lien Principal Amount” (as such term is defined in the Intercreditor Agreement);

(g)                                  Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 7.5;

(h)                                 Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within two (2) Business Days of notice to Administrative Borrower or the relevant Subsidiary of its incurrence;

(i)                                     purchase price adjustments in respect of working capital by any Borrower or any of its Subsidiaries in connection with any Permitted Acquisition, so long as the aggregate obligations in respect of such purchase price adjustments would not result in a breach of the limitations set forth in Section 7.11;

(j)                                    Debt incurred in connection with the financing of insurance premiums in the ordinary course of business;

(k)                                 guaranties by Holdings of any Debt of any Borrower or any Wholly-Owned Domestic Subsidiary so long as such Debt of such Borrower or such Subsidiary is permitted under this Section 7.1; and guaranties by any Borrower of the Debt of any Wholly-Owned Domestic Subsidiary or guaranties by any Subsidiary of the Debt of any Borrower, in each case so long as such Debt is permitted under this Section 7.1;

(l)                                     other unsecured Debt, in addition to the Debt listed above, in an aggregate outstanding amount not at any time exceeding $2,250,000;

(m)                             Debt consisting of unsecured earn-out obligations incurred pursuant to the consummation of Permitted Acquisitions, so long as (i) the amount of such Debt that is reflected on the balance sheet of any Loan Party as a liability in accordance with GAAP does not exceed $12,500,000 in the aggregate for all Loan Parties at any time outstanding and (ii) such Debt does not result in payment obligations of the Loan Parties that exceed $3,375,000 in the aggregate in any Fiscal Year;

(n)                                 Equity Cure Securities comprised of Debt of Holdings of the type described in Section 7.14.3(b); and

(o)                                 obligations of one or more Loan Parties in respect to Bank guarantees issued by Commerzbank up to an aggregate amount of 500,000 Euro.

7.2.                            Liens.

Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)                                 Liens for Taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(b)                                 Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics, landlords and materialmen and other similar Liens imposed by law and (ii) Liens consisting of pledges or deposits incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(c)                                  Liens described on Schedule 7.2 as of the Closing Date;

(d)                                 subject to the limitation set forth in Section 7.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property (excluding Accounts and Inventory) at the time of the acquisition thereof by Borrower or any Subsidiary (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired;

(e)                                  Liens arising out of judgments not constituting or otherwise resulting in an Event of Default;

(f)                                   easements, encroachments, rights of way, leases, subleases, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary;

(g)                                  any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(h)                                 Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement;

(i)                                     Liens arising under the Loan Documents;

(j)                                    the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof);

(k)                                 cash collateral securing the bank guarantee described in, and permitted by Section 7.1(m) in an aggregate amount not to exceed the permitted amount of such bank guarantee; and

(l)                                     Liens securing the First Lien Obligations (subject to the terms of the Intercreditor Agreement).

7.3.                            [Reserved.]

7.4.                            Restricted Payments.

Not, and not permit any other Loan Party to, (a) make any dividend or other distribution to any of its equity holders, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (d) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Debt that is subordinated to the Obligations or (e) set aside funds for any of the foregoing.

Notwithstanding the foregoing:

(i)                                     the Loan Parties may pay the Closing Date Dividend (and related expenses that are reflected in the final funds flow statement for the transactions contemplated hereby to occur on the Closing Date delivered to Agent on or prior to the Closing Date);

(ii)                                  any Subsidiary may pay dividends or make other distributions to a Borrower or to a Wholly-Owned Domestic Subsidiary of a Borrower, and any Foreign Subsidiary may pay dividends or make other distributions to another Foreign Subsidiary;

(iii)                               Borrowers may make distributions to Holdings to permit Holdings to pay federal and state income taxes then due and owing by Holdings (or its equity holders), so long as the amount of such distributions shall not be greater, nor the receipt by Borrowers of tax benefits less, than they would have been had Borrowers not filed consolidated income tax returns with such Person;

(iv)                              (A) so long as no Event of Default exists or would result therefrom, Borrowers may pay management fees to Sponsor in an aggregate amount not exceeding in any Fiscal Year $1,000,000 plus an amount equal to 1.00% of the consideration paid in respect of any Permitted Acquisitions or a Qualified IPO plus amounts restricted from being paid during any prior period (provided, with respect to the payment of any such amounts restricted from being paid during any prior period, that in addition to the condition that no Event of Default exists or would result therefrom, the following conditions are satisfied: after giving effect to such payment, (I) the Total Debt to EBITDA Ratio, calculated on a pro forma basis for Borrowers’ most recently ended Computation Period for which the Loan Parties’ internal financial statements are available, will not exceed the lesser of (1) the maximum Total Debt to EBITDA Ratio permitted under Section 7.14.2 as of the last day of the most recently ended Fiscal Quarter (or, for periods prior to April 30, 2015, as of April 30, 2015) and (2) 6.50:1.00, and (II) the Senior Debt to EBITDA Ratio, calculated on a pro forma basis for Borrowers’ most recently ended Computation Period for which the Loan Parties’ internal financial statements are available, will not exceed the lesser of (1) the maximum Senior Debt to EBITDA Ratio permitted under the First Lien Loan Agreement as of the last day of the most recently ended Fiscal Quarter (or, for periods prior to April 30, 2015, as of April 30, 2015) and (2) 4.50:1.00 and (y) after giving effect to such payment, the sum of (I) the positive difference (if any) of Borrowing Availability minus Revolving Outstandings (each as defined under the First Lien Loan Agreement) and (II) the amount of unrestricted cash and Cash Equivalent Investments of the Loan Parties on deposit in accounts for which a control agreement in favor of Agent and, prior to the Discharge of First Lien Obligations, the First Lien Agent to the extent required by Section 7.15 has been executed and is in effect, is at least $5,000,000), and (B) Borrowers may reimburse Sponsor and its Investment Affiliates for its reasonable out-of-pocket expenses incurred in connection with the management of Borrowers in an aggregate amount not exceeding $385,000 in any Fiscal Year;

(v)                                 Borrower may make, and may make distributions to Holdings to (A) permit Holdings to make, payments of directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings not to exceed in the aggregate, with respect to all such items, $500,000 in any Fiscal Year and (B) permit Holdings to pay its direct or indirect corporate parent for out-of-pocket costs and expenses relating to the maintenance of its corporate existence and other customary holding company costs and expenses not to exceed in the aggregate, with respect to such items, $250,000 in any fiscal year;

(vi)                              [Intentionally omitted]

(vii)                           Borrowers may make distributions to Holdings which are immediately used by Holdings to redeem from management stockholders, upon death, disability or termination of employment of such management stockholder, membership interests of Holdings (or its corporate parent) or warrants or options to acquire any such membership interests, provided, that all of the following conditions are satisfied with respect to any such payment pursuant to this clause (vii): (A) no Default or Event of Default has occurred and is continuing or would arise as a result of such payment, (B) after giving effect to such payment, Borrowers are in compliance on a pro forma basis with the covenants set forth in Section 7.14, recomputed for the most recent quarter for which financial statements have been delivered, (C) the aggregate payments permitted (x) in any Fiscal Year of Borrowers shall not exceed $1,125,000 and (y) during the term of this Agreement shall not exceed $3,375,000 (D) after giving effect to such payment, Borrowing Availability exceeds Revolving Outstandings (in each case, as defined in the First Lien Loan

Agreement) by at least $2,000,000; and (E) such payment is permitted under the First Lien Documents and the organizational documents of Holdings; and

(viii)                        After the consummation of a Qualified IPO, Borrowers may make distributions to Holdings which are immediately used by Holdings to redeem outstanding equity interests of Holdings (or its corporate parent) or warrants or options to acquire any such equity interests, provided, that all of the following conditions are satisfied with respect to any such payment pursuant to this clause (viii): (A) no Default or Event of Default has occurred and is continuing or would arise as a result of such payment, (B) after giving effect to such payment, (I) the Total Debt to EBITDA Ratio, calculated on a pro forma basis for Borrowers’ most recently ended Computation Period for which the Loan Parties’ internal financial statements are available, will not exceed the lesser of (x) the maximum Total Debt to EBITDA Ratio permitted under Section 7.14.2 as of the last day of the most recently ended Fiscal Quarter (or, for periods prior to April 30, 2015, as of April 30, 2015) and (y) 4.50:1.00, and (II) the Senior Debt to EBITDA Ratio, calculated on a pro forma basis for Borrowers’ most recently ended Computation Period for which the Loan Parties’ internal financial statements are available, will not exceed the lesser of (x) the maximum Senior Debt to EBITDA Ratio permitted under the First Lien Loan Agreement as of the last day of the most recently ended Fiscal Quarter (or, for periods prior to April 30, 2015, as of April 30, 2015) and (y) 3.50:1.00, (C) the aggregate payments permitted in any Fiscal Year of Borrowers shall not exceed $9,375,000, (D) after giving effect to such payment, the sum of (I) the positive difference (if any) of Borrowing Availability minus Revolving Outstandings (in each case, as defined in the First Lien Loan Agreement) and (II) the amount of unrestricted cash and Cash Equivalent Investments of the Loan Parties on deposit in accounts for which a control agreement in favor of Agent and, prior to the Discharge of First Lien Obligations, the First Lien Agent to the extent required by Section 7.15 has been executed and is in effect, is at least $5,000,000; and (E) such payment is permitted under the First Lien Documents and the organizational documents of Holdings.

7.5.                            Mergers; Consolidations; Asset Sales.

(a)                                 Not, and not permit any other Loan Party to, be a party to any merger or consolidation, except for (i) any such merger or consolidation of any Subsidiary into a Borrower or any Wholly-Owned Domestic Subsidiary of a Borrower and (ii) Permitted Acquisitions.

(b)                                 Not, and not permit any other Loan Party to, sell, transfer, dispose of, convey or lease any of its assets or equity interests, or sell or assign with or without recourse any receivables, except for (i) sales of inventory or worn-out or surplus equipment, all in the ordinary course of business, (ii) sales and dispositions of assets (excluding any equity interests of a Borrower or any Subsidiary) for at least fair market value (as determined by the Board of Directors of Holdings) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed $1,125,000, (iii) arm’s-length real estate leases and subleases in the ordinary course of business that do not interfere in any material respect with the ordinary conduct of business of any Borrower or any Subsidiary, (iv) the sale or other disposition of the equity interests in Cramer-Europe for at least fair market value (as reasonably determined by the Board of Directors of Holdings), (v) sales of the real estate located in Gardner, Kansas for at least fair market value (as reasonably determined by the Board of Directors of Holdings) and (vi) so long as no Event of Default then exists, sales of non-core assets acquired in Permitted Acquisitions consummated after the Closing Date.

7.6.                            Modification of Organizational Documents.

Not permit the charter, by-laws or other organizational documents of any Borrower or any other Loan Party to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of Agent or any Lender.

7.7.                            Use of Proceeds.

Use the proceeds of the Term Loans solely to finance the Closing Date Dividend and the Related Transactions and for other general business purposes of Borrowers and the Subsidiaries; use the proceeds of Incremental Term Loans solely for the funding of Permitted Acquisitions, Capital Expenditures or earnout payments owing by the Borrower; and not use or permit any proceeds of any Term Loan or Incremental Term Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

7.8.                            Transactions with Affiliates.

Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates, which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

7.9.                            Inconsistent Agreements.

Not, and not permit any other Loan Party to, enter into any material agreement containing any provision which would (a) be violated or breached by any borrowing by any Borrower hereunder or by the performance by any Borrower or any other Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Borrower or any other Loan Party from granting to Agent and Lenders a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any other Loan Party to (i) pay dividends or make other distributions to any Borrower or any other Subsidiary, or pay any Debt owed to any Borrower or any other Subsidiary, (ii) make loans or advances to any Borrower or any other Loan Party or (iii) transfer any of its assets or properties to any Borrower or any other Loan Party.

7.10.                     Business Activities.

Not, and not permit any other Loan Party to, engage in any line of business other than the businesses engaged in on the Closing Date and businesses reasonably related thereto.

7.11.                     Investments.

Not, and not permit any other Loan Party to, make or permit to exist any Investment in any other Person, except the following:

(a)                                 contributions by (i) Holdings to Borrowers, (ii) a Borrower to the capital of any Wholly-Owned Domestic Subsidiary of such Borrower, or by any Subsidiary to the capital of any other Wholly-Owned Domestic Subsidiary of such Borrower, so long as the recipient of any such capital contribution has guaranteed the Obligations and such guaranty is secured by a pledge of all of its equity interests and substantially all of its real and personal property, in each case in accordance with Section 6.8, (iii) Foreign Subsidiaries to other Foreign Subsidiaries, or (iv) Borrowers to the capital of Foreign Subsidiaries, in an aggregate amount for all such contributions that, together with the amount of intercompany Debt advanced to Foreign Subsidiaries pursuant to Section 7.1(c)(ii), does not exceed $5,625,000 at any time outstanding;

(b)                                 Investments constituting Debt permitted by Section 7.1(c);

(c)                                  Contingent Obligations constituting Debt permitted by Section 7.1 or Liens permitted by Section 7.2;

(d)                                 Cash Equivalent Investments;

(e)                                  loans and advances to employees in the ordinary course of business not to exceed $112,500 in the aggregate at any time outstanding;

(f)                                   Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors;

(g)                                  Investments listed on Schedule 7.11 as of the Closing Date;

(h)                                 Permitted Acquisitions; and

(i)                                     other Investments in addition to those permitted by this Section 7.11 in an aggregate amount not to exceed $5,625,000 at any time outstanding.

7.12.                     Restriction of Amendments to Certain Documents.

Not amend or otherwise modify, or waive any rights under any provisions of the First Lien Documents (except to the extent permitted under the Intercreditor Agreement); provided, if any amendment or modification to the First Lien Documents amends or modifies any representation and warranty, covenant (including any financial covenant and any definitions relating to such representation, warranties or covenants (including any financial covenants)) or event of default contained in the First Lien Documents (or any related definitions) (but excluding, for purposes of clarity, any amendment or modification to the rates, the fees, or the mandatory prepayments required to be made under Section 2.10.2 of the First Lien Loan Agreement or any premiums relating thereto, which shall be subject to the terms of the Intercreditor Agreement), in each case, in a manner that is more restrictive than the applicable provisions permit as of the date thereof, or if any amendment or modification to the First Lien Loan Agreement or other First Lien Document adds an additional representation and warranty, covenant or event of default therein, the Borrower acknowledges and agrees that, upon the request of the Agent, this Agreement or the other Loan Documents, as the case may be, shall be promptly amended or modified to affect similar amendments or modifications with respect to this Agreement or such other Loan Documents (preserving any cushions that may exist with respect to financial or negative covenants) Anything herein contained to the contrary notwithstanding, in no event shall any Loan Party agree to any amendment, modification or waiver of the First Lien Loan Agreement that would permit assignments of, or participations in, more than 25% of the First Lien Obligations by the Sponsor and its Investment Affiliates (it being agreed and understood that the voting rights of the Sponsor and its Investment Affiliates with respect to any portion of the First Lien Obligations held by any such Person must be no less restrictive than the limitations imposed on “Sponsor Affiliate Lenders” set forth in the First Lien Loan Agreement as in effect on the date hereof, including Section 10.8.1(f) thereof (other than clause (i) thereof)).

7.13.                     Fiscal Year.

Not change its Fiscal Year, except with the prior written consent of Agent in its reasonable discretion.

7.14.                     Financial Covenants.

7.14.1.                              Total Debt to EBITDA Ratio.

Not permit the Total Debt to EBITDA Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below for such Computation Period:

Computation Period Ending	Total Debt to EBITDA Ratio
April 30, 2015	9.49:1.00
July 31, 2015	9.49:1.00
October 31, 2015	9.20:1.00
January 31, 2016	9.20:1.00
April 30, 2016	9.20:1.00
July 31, 2016	8.91:1.00
October 31, 2016	8.63:1.00
January 31, 2017	8.63:1.00
April 30, 2017	8.63:1.00
July 31, 2017	8.34:1.00
October 31, 2017	8.05:1.00
January 31, 2018	7.76:1.00
April 30, 2018	7.76:1.00
July 31, 2018	7.48:1.00
October 31, 2018	7.48:1.00
January 31, 2019	7.19:1.00
April 30, 2019	7.19:1.00
July 31, 2019	6.90:1.00
October 31, 2019	6.90:1.00
January 31, 2020	6.61:1.00
April 30, 2020	6.61:1.00
July 31, 2020	6.61:1.00
October 31, 2020	6.61:1.00
January 31, 2021 and the last day of each Fiscal Quarter thereafter	6.61:1.00

7.14.2.                              [Reserved.]

7.14.3.                              Cure Rights.

In the event Borrowers fail to comply with the financial covenants contained in Section 7.14.1 (a “Financial Covenant Default”), Borrowers shall have the right to cure such Financial Covenant Default on the following terms and conditions (the “Equity Cure Right”):

(a)                                 In the event Borrowers desire to cure the Financial Covenant Default, Administrative Borrower shall deliver to the Agent irrevocable written notice of its intent to cure (a “Cure Notice”) no later than ten (10) days after the date on which financial statements and a Compliance Certificate for the period ending on the last day of the Fiscal Quarter with respect to which such Financial Covenant Default occurred (the “Testing Dates”) are required to be delivered.  The Cure Notice shall set forth the calculation of the applicable “Financial Covenant Cure Amount” (as hereinafter defined).

(b)                                 In the event Administrative Borrower delivers a Cure Notice, Borrowers shall cause Sponsor or Investment Affiliates of Sponsor to purchase, no later than 20 days after receipt by Agent of the Cure Notice (the “Required Contribution Date”), either (i) common stock of (or make cash capital contributions to) Holdings not containing any mandatory payment of cash dividends or mandatory redemption provisions requiring cash redemptions or (ii) unsecured Debt of Holdings that is subordinated to the Obligations (to the extent the terms and conditions of such Debt, including subordination terms, have been approved by Agent and in respect of which (x) Holdings is the only obligor (and no other Loan Party shall be an obligor or a guarantor or provide any other credit support in respect thereof), (y) the maturity date is no earlier than six (6) months after the final maturity date hereunder and (z) no cash payments are required prior to its maturity date) (such equity and/or Debt, “Equity Cure Securities”).  The cash consideration received shall be in an amount equal to the lesser of (x) the greater of (A) $4,000,000 or (B) 10% of pro forma EBITDA for Holdings for the applicable Compliance Period or (y) the amount which would result in Borrowers being in pro forma compliance with such financial covenant (and the financial covenants in the First Lien Loan Agreement) as of such Testing Date (the “Financial Covenant Cure Amount”), which Financial Covenant Cure Amount shall be deemed to be a dollar-for-dollar increase to the amount of EBITDA for the last Fiscal Quarter of such Computation Period and for any subsequent Computation Period that includes such Fiscal Quarter (which increase to EBITDA shall be deemed to have occurred solely for purposes of determining Borrowers’ compliance with the financial covenant in Section 7.14.1 and not for any other purpose with respect to which EBITDA is calculated under this Agreement).  For the avoidance of doubt, it is agreed and understood that if the amount required to cure any Financial Covenant Default exceeds the greater of $4,000,000 or 10% of pro forma EBITDA, the Equity Cure Right will not cure such Financial Covenant Default.  The Loans prepaid pursuant to Section 2.10.2(v) (or the First Lien Obligations prepaid pursuant to Section 2.10.2(v) of the First Lien Loan Agreement) with the proceeds of Equity Cure Securities shall be deemed outstanding for purposes of determining compliance with Section 7.14.1 for the current Fiscal Quarter and the next three Fiscal Quarters thereafter.

(c)                                  The Equity Cure Right shall not be exercised (i) in two consecutive fiscal quarters or (ii) more than four times during the term of this Agreement.

(d)                                 Upon timely receipt by Holdings in cash of the amount which would result in Borrower being in pro forma compliance with such financial covenant as of such Testing Date and payment of the mandatory prepayment pursuant to Section 2.10.2(v) (or the First Lien Obligations prepaid pursuant to Section 2.10.2(v) of the First Lien Loan Agreement), the Financial Covenant Default shall be deemed cured.

(e)                                  Until the earlier of the twentieth (20th) day following the date of delivery of the Cure Notice or the date on which Agent learns that the Sponsor does not intend to purchase the Equity Cure Securities, none of Agent nor any Lender shall exercise the right to accelerate the Term Loans and none of Agent nor any other Lender or secured party shall exercise any right to foreclose on or take possession of the Collateral, in each case solely on the basis of an Event of Default having occurred and being continuing under Section 7.14.1 hereof; provided, that (i) nothing shall impair the rights of the Agent to take any actions permitted under the Intercreditor Agreement and (ii) until timely receipt of the Financial Covenant Cure Amount and application to the Term Loans as required by Section 2.10.2(v) (or the First Lien Obligations prepaid pursuant to Section 2.10.2(v) of the First Lien Loan Agreement), such Event of Default shall continue to exist and Agent and Lenders will be entitled to all of their rights with respect thereto except as otherwise prohibited by this clause (e).

7.15.                     Bank Accounts.

Not, and not permit any other Loan Party, to maintain or establish any bank accounts other than the bank accounts set forth on Schedule 7.15 without prior written notice to Agent and unless Agent, Borrower or such other Loan Party and the bank at which the account is to be opened enter into a control agreement regarding such bank account pursuant to which such bank acknowledges the security interest and control of Agent and, prior to the Discharge of First Lien Obligations, the First Lien Agent in such bank account and agrees to limit its set-off rights on terms satisfactory to Agent; provided, that such control agreements shall not be required for (a) any bank account that is solely a payroll, trust, employee benefit or tax withholding account or (b) bank accounts for which the aggregate amount of funds on deposit in all such bank accounts does not exceed $100,000 at any time.

7.16.                     Acquisition of First Lien Obligations.

The Loan Parties shall promptly cancel any First Lien Obligations directly or indirectly acquired by them, any of their Subsidiaries or Affiliates, and no First Lien Obligations may be issued in substitution or exchange for any such First Lien Obligations.  For the avoidance of doubt, this Section 7.16 is not intended and shall not prevent the Borrowers from making any payment of the First Lien Obligations, including any voluntary or mandatory prepayment of the First Lien Obligations contemplated by the First Lien Loan Agreement.

7.17.                     Anti-Layering.

Not, and not permit any other Loan Party to, create, issue, assume, guarantee or otherwise become liable for any Obligations that is subordinate or junior in right of payment to the First Lien Obligations (or secured by Liens that are junior in priority to the Liens securing First Lien Obligations) and senior in any respect in right of payment to the Obligations evidenced hereby (or to the Liens securing the Obligations); provided, that, nothing contained in this Section 7.17 shall prohibit the First Lien Lenders from amending any payment waterfall provisions contained in the First Lien Loan Agreement, creating or adding new tranches of First Lien Obligations and/or reallocating First Lien Obligations to one or more newly created tranches or facilities, each of which may be contractually senior, junior or pari passu to the existing or thereafter arising tranches of First Lien Obligations, in each case subject to the other terms and conditions of this Agreement and the Intercreditor Agreement.

Section 8.                        Events of Default; Remedies.

8.1.                            Events of Default.

Each of the following shall constitute an Event of Default under this Agreement:

8.1.1.                                     Non-Payment of Credit.

Default in the payment when due of the principal of any Loan or any Call Premium; or default, and continuance thereof for three Business Days, in the payment when due of any interest, fee or other amount payable by any Loan Party hereunder or under any other Loan Document.

8.1.2.                                     Default Under Other Debt.

(a)                                 Any default shall occur under the terms applicable to any Debt of any Loan Party (other than the First Lien Obligations), subject to any applicable grace or cure period, in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $1,125,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require Borrower or any other Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

(b)                                 Any “Event of Default” (or comparable term, after expiration of any available grace or cure periods) shall have occurred under, and as defined in, any of the First Lien Documents and, as a result thereof, loans comprising a portion of First Lien Obligations shall have become due and payable prior to their stated maturity or otherwise shall have been accelerated.

8.1.3.                                     Bankruptcy; Insolvency.

(a)                                 Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or

(b)                                 Any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

8.1.4.                                     Non-Compliance with Loan Documents.

(a)                                 Failure by any Borrower to comply with or to perform any covenant set forth in Sections 6.3(b) and (c), 6.5, 6.7, 6.9, 6.10 and 7; (b) failure by any Borrower to comply with or to perform any covenant set forth in Sections 6.1.1, 6.1.2, 6.1.3, 6.1.4, 6.1.5(a), and 6.1.8 and continuance of such failure for more than 5 days after the occurrence thereof; (c) failure by any Borrower to comply with or to perform any covenant set forth in Section 6.2 and continuance of such failure for more than 20 days after the occurrence thereof; or (d) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document applicable to it (and not constituting an Event of Default under any other provision of this Section 8) and continuance of such failure described in this clause (d) for 30 days.

8.1.5.                                     Representations; Warranties.

Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

8.1.6.                                     Pension Plans.

(a)                                 Institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Loan Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $1,125,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Borrower or any other Loan Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $1,125,000.

8.1.7.                                     Judgments.

Final judgments which exceed an aggregate of $4,500,000 (to the extent not covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage in writing) shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

8.1.8.                                     Invalidity of Collateral Documents.

Any Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

8.1.9.                                     Invalidity of Intercreditor Provisions.

Any intercreditor provision in the Intercreditor Agreement shall cease to be in full force and effect, or any Person (including the holders of the First Lien Obligations) shall contest in any manner the validity, binding nature or enforceability of any such provision.

8.1.10.                              Change of Control.

The occurrence of a Change of Control.

8.1.11.                              Activities of Holdings.

Holdings (i) conducts any business other than its ownership of equity securities of Borrowers, or (ii) incurs any Debt or liabilities other than as expressly permitted under the Loan Documents and other liabilities incidental to the conduct of its business as a holding company.

8.2.                            Remedies.

If any Event of Default described in Section 8.1.3(b) shall occur, the Term Loans and all other Obligations shall become immediately due and payable all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, Agent may, and upon the written request of Required Lenders shall, declare all or any part of the Term Loans and other Obligations to be due and payable whereupon the Term Loans and other Obligations shall become immediately due and payable (in whole or in part, as applicable) all without presentment, demand, protest or notice of any kind.  Agent shall promptly advise Administrative Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.  Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 8.1.1 may only be waived by the written concurrence of each Lender, and the effect as an Event of Default of any other event described in this Section 8 may be waived by the written concurrence of Required Lenders.

Section 9.                        Agent.

9.1.                            Appointment; Authorization.

(a)                                 Each Lender hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.

(b)                                 [Intentionally Omitted].

9.2.                            Delegation of Duties.

Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.  Without limiting the generality of the powers of Agent, as set forth above, Agent is hereby authorized to act as collateral agent for each Lender pursuant to each of the Loan Documents.  In such capacity, Agent has the right to exercise all rights and remedies available under the Loan Documents, the Uniform Commercial Code and other applicable law, as directed by the Required Lenders, which rights and remedies shall include, in the event of a foreclosure by Agent on any portion of the Collateral, whether pursuant to a public or private sale, the right of Agent, as agent for all Lenders, to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale.  Agent, as agent for all Lenders, shall be entitled at any such sale to offset any of the Obligations against the purchase price payable by Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to the applicable Loan Party in connection with such sale.  Agent shall have the authority to take such other actions as it may deem necessary or desirable, and as may be approved by Required Lenders, to consummate a sale of the type described in the immediately preceding sentences.  Agent shall have the authority to accept non-cash consideration in connection with the sale or other disposition of the Collateral, whether the purchaser is Agent, an entity formed by Agent as described above or any other Person.  Without limiting the generality of the powers of Agent, as set forth above, in the context of any bankruptcy or other insolvency proceeding involving any Loan Party, Agent is hereby authorized to, at the direction of Required Lenders: (i) file proofs of claim and other documents on behalf of the Lenders, (ii) object or consent to the use of cash collateral, (iii) object or consent to any proposed debtor-in-possession financing, whether provided by one or more of the Lenders or any other Person and whether secured by Liens with priority over the Liens securing the Obligations or otherwise, (iv) object or consent to any sale of Collateral, including sales for non-cash consideration in satisfaction of a portion of the Obligations, as may be agreed to by Required Lenders on behalf of all Lenders, (v) to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale under clause (iv) and to offset any of the Obligations against the purchase price payable by Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to the applicable Loan Party in connection with such sale, and (vi) seek, object or consent to any Loan Party’s provision of adequate protection of the interests of Agent and/or the Lenders in the Collateral.

9.3.                            Limited Liability.

None of Agent or any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct as determined by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or Affiliate of any Loan Party.

9.4.                            Reliance.

Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Required Lenders (or all Lenders if expressly required hereunder) as it deems appropriate and, if it so requests, confirmation from Lenders of their obligation to indemnify Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Required Lenders (or all Lenders if expressly required hereunder) and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender.

9.5.                            Notice of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Event of Default or Default and stating that such notice is a “notice of default”.  Agent will notify Lenders of its receipt of any such notice or any such default in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders.  Agent shall take such action with respect to such Event of Default or Default as may be requested by Required Lenders in accordance with Section 8; provided that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of Lenders.

9.6.                            Credit Decision.

Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any review of the affairs of each Borrower and the other Loan Parties, shall be deemed to constitute any representation or warranty by Agent to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower and the other Loan Parties, and made its own decision to enter into this Agreement and to extend credit to Borrowers hereunder.  Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties.  Except for notices, reports and other documents expressly herein required to be furnished to Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Loan Party which may come into the possession of Agent.

9.7.                            Indemnification.

Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of any Borrower to do so), based on such Lender’s Pro Rata Share, from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Legal Costs, except to the extent any thereof result from the applicable Person’s own gross negligence or willful misconduct, as determined by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Legal Costs) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers.  The undertaking in this Section 9.7 shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of Agent.

9.8.                            Agent Individually.

Ares and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Loan Party and any Affiliate of any Loan Party as though Ares were not Agent hereunder and without notice to or consent of any Lender.  Each Lender acknowledges that, pursuant to such activities, Ares or its Affiliates may receive information regarding Loan Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of any such Loan Party or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to them.  With respect to their Loans (if any), Ares and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Ares were not Agent, and the terms “Lender” and “Lenders” include Ares and its Affiliates, to the extent applicable, in their individual capacities.

9.9.                            Successor Agent.

Agent may resign as Agent at any time upon 30 days’ prior notice to Lenders.  If Agent resigns under this Agreement, Required Lenders shall, with (so long as no Event of Default exists) the consent of Administrative Borrower (which shall not be unreasonably withheld or delayed), appoint from among Lenders a successor agent for Lenders.  If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, on behalf after consulting with Lenders and (so long as no Event of Default exists) Administrative Borrower, a successor agent from among Lenders.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 9 and Sections 10.4 and 10.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above.

9.10.                     Collateral and Guarantee Matters.

Lenders consent and irrevocably authorize Agent (a) to release any Lien granted to or held by Agent under any Collateral Document (i) when all Obligations have been Paid in Full and the Revolving Loan Commitments have been terminated; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or other disposition permitted hereunder or under the Intercreditor Agreement (including by consent, waiver or amendment and it being agreed and understood that Agent may conclusively rely without further inquiry on a certificate of an officer of Administrative Borrower as to the sale or other disposition of property being made in compliance with this Agreement); or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by Required Lenders; (b) notwithstanding Section 10.1(a)(ii) hereof to release any party from its guaranty under the Guarantee and Collateral Agreement (i) when all Obligations have been Paid in Full, or (ii) if such party was sold or is to be sold or disposed of as part of or in connection with any disposition permitted hereunder (including by consent, waiver or amendment and it being agreed and understood that Agent may conclusively rely without further inquiry on a certificate of an officer of Administrative Borrower as to the sale or other disposition being made in compliance with this Agreement); or (c) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by clause (d)(i) or (d)(iii) of Section 7.2 or as otherwise required by the Intercreditor Agreement (it being understood that Agent may conclusively rely on a certificate from Administrative Borrower in determining whether the Debt secured by any such Lien is permitted by Section 7.1(b)).  Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 9.10.

9.11.                     First Lien Obligations and Subordinated Debt.

Each Lender hereby irrevocably appoints, designates and authorizes Agent to enter into the Intercreditor Agreement and any subordination or intercreditor agreement pertaining to any Debt that is subordinated to the Obligations, on its behalf and to take such action on its behalf under the provisions of any such agreement (subject to the last sentence of this Section 9.11).  Each Lender further agrees to be bound by the terms and conditions of the Intercreditor Agreement and any subordination or intercreditor agreement pertaining to any Debt that is subordinated to the Obligations.  Each Lender hereby authorizes Agent to issue blockages notices in connection with any Debt that is subordinated to the Obligations at the direction of Required Lenders (it being agreed and understood that Agent will not act unilaterally to issue such blockage notices).

9.12.                     Actions in Concert.

For the sake of clarity, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement, the Notes or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement, the Notes and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

Section 10.                 Miscellaneous.

10.1.                     Waiver; Amendments.

(a)                                 No delay on the part of Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement, the Notes or any of the other Loan Documents (or any subordination and intercreditor agreement or other subordination provisions relating to any Debt that is subordinated to the Obligations and/or any Liens that are subordinated to the Liens securing the Obligations) shall in any event be effective unless the same shall be in writing and signed by Borrowers (with respect to Loan Documents to which Borrowers are a party) and by Lenders having aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such express designation herein, by Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(i)                                     no such amendment, modification, waiver or consent shall, unless in writing and signed by all of the Lenders directly affected thereby, in addition to Required Lenders and Borrowers, do any of the following: (1) increase any of the Commitments (provided, that only the Lenders participating in any such increase of the Commitments shall be considered directly affected by such increase), (2) extend the date scheduled for payment of any principal of (except as otherwise expressly set forth below in clause (iii) of this Section 10.1(a)) or interest on the Loans or any fees or other amounts payable hereunder or under the other Loan Documents, or (3) reduce the principal amount of any Term Loan, the amount or rate of interest thereon (provided, that Required Lenders may rescind an imposition of default interest pursuant to Section 2.7.1), or any fees or other amounts payable hereunder or under the other Loan Documents;

(ii)                                  no such amendment, modification, waiver or consent shall, unless in writing and signed by all of the Lenders in addition to Borrowers (with respect to Loan Documents to which Borrowers are a party), do any of the following: (1) release any party from its guaranty under the Guarantee and Collateral Agreement or all or substantially all of the Collateral granted under the Collateral Documents, except as otherwise specifically provided in this Agreement or the other Loan Documents, (2) change the definition of Required Lenders or Limited Voting Lenders, (3) change any provision of this Section 10.1, (4) amend the provisions of Section 2.12.2, or (5) reduce the aggregate Pro Rata Shares required to effect any amendment, modification, waiver or consent under the Loan Documents; and

(iii)                               no such amendment, modification, waiver or consent shall, unless in writing and signed by Required Lenders, in addition to Borrowers, amend, modify or waive Sections 2.10.2 or 2.10.3 with respect to the timing or application of mandatory prepayments of the Term Loans.

(b)                                 No amendment, modification, waiver or consent shall, unless in writing and signed by Agent in addition to Borrowers and Required Lenders (or all Lenders directly affected thereby or all of the Lenders, as the case may be in accordance with the provisions above), affect the rights, privileges, duties or obligations of Agent (including without limitation under the provisions of Section 9) under this Agreement or any other Loan Document.

(c)                                  Notwithstanding any provision to the contrary set forth in this Agreement, it is agreed and understood as follows with respect to Limited Voting Lenders and Defaulting Lenders:

(i)                                     all Limited Voting Lenders and Defaulting Lenders (and their respective Pro Rata Shares) shall be excluded from the determination of Required Lenders, and shall not have voting rights with respect to any matters requiring the approval of Required Lenders;

(ii)                                  no Limited Voting Lender or Defaulting Lender shall be considered a “Lender” for purposes of the proviso to the definition of the term “Required Lenders”;

(iii)                               no Limited Voting Lender or Defaulting Lender shall have any voting rights under clause (2) of Section 10.1(a)(i)) or clause (1), (2) or (4) of Section 10.1(a)(ii); and

(iv)                              any Term Loans held by a Limited Voting Lender or a Defaulting Lender shall be excluded for purposes of determining any approval to be provided pursuant to Section 10.1(a)(iii), and no Limited Voting Lender or Defaulting Lender shall have any voting rights under Section 10.1(a)(iii).

10.2.                     Notices.

Except as otherwise provided in Section 2.2.3, all notices hereunder shall be in writing (including facsimile or electronic mail transmission) and shall be sent to the applicable party at its address shown on Annex II or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose.  Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received.  For purposes of Section 2.2.3, Agent shall be entitled to rely on telephonic instructions from any person that Agent in good faith believes is an authorized officer or employee of any Borrower, and each Borrower shall hold Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.  Each Borrower and Lenders each hereby acknowledge that, from time to time, Agent may deliver information and notices to Lenders using the internet service “Intralinks” or electronic mail.  Each Borrower and each Lender hereby agree that Agent may, in its discretion, utilize Intralinks or electronic mail for such purpose.

10.3.                     Computations.

Unless otherwise specifically provided herein, any accounting term used in this Agreement (including in Section 7.14 or any related definition) shall have the meaning customarily given such term in accordance with GAAP, and all financial computations (including pursuant to Section 7.14 and the related definitions, and with respect to the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation) hereunder shall be computed in accordance with GAAP consistently applied; provided that if Administrative Borrower notifies Agent that Borrowers wish to amend any covenant in Section 7.14 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if Agent notifies Administrative Borrower that Required Lenders wish to amend Section 7.14 (or any related definition) for such purpose), then Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to Borrowers and Required Lenders.  The explicit qualification of terms or computations by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (Codification of Accounting Standards 825-10) to value any Debt or other liabilities of any Loan Party or any Subsidiary at “fair value”, as defined therein.

10.4.                     Costs; Expenses.

Borrowers jointly and severally agree to pay on demand all reasonable out-of-pocket costs and expenses of Agent (including Legal Costs) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of Collateral) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any proposed or actual amendment, supplement or waiver to any Loan Document) and all reasonable out-of-pocket costs and expenses (including Legal Costs) incurred by Agent and the Lenders after the occurrence and during the continuance of an Event of Default in connection with the collection of the Obligations and enforcement of this Agreement, the other Loan Documents or any such other documents (limited, in the case of Legal Costs of the Lenders, to one legal counsel for all Lenders other than Agent and its Affiliates and Approved Funds).  In addition, Borrowers jointly and severally agree to pay, and to save Agent and Lenders harmless from all liability for, any fees of any Borrower’s auditors in connection with any reasonable exercise by Agent and Lenders of their rights pursuant to Section 6.2.  All Obligations provided for in this Section 10.4 shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.

10.5.                     Indemnification by Borrowers.

In consideration of the execution and delivery of this Agreement by Agent and Lenders and the agreement to extend the Commitments provided hereunder, Borrowers hereby jointly and severally agree to indemnify, exonerate and hold Agent, each Lender and each of the officers, directors, employees,

Affiliates and agents (such officers, directors, employees, Affiliates and agents are, in relation to Agent, a Lender referred to herein as “Related Parties” of such Person) of Agent, and each Lender (each of Agent, each Lender, and each its Related Parties, is referred to herein as a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Legal Costs (collectively, the “Indemnified Liabilities”), incurred by Lender Parties or any of them as a result of, or arising out of, or relating to (a) any tender offer, merger, purchase of equity interests, purchase of assets (including the Related Transactions) or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by any Borrower or any other Loan Party, (c) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Loan Party or the operations conducted thereon, (d) the investigation, cleanup or remediation of offsite locations at which any Loan Party or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances or (e) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any Lender Party, except to the extent any such Indemnified Liabilities result from the bad faith, gross negligence or willful misconduct of the applicable Lender Party or its Related Parties, or from a material breach by such Lender Party of its obligations under this Agreement, in each case as determined by a court of competent jurisdiction.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrowers hereby jointly and severally agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  All Obligations provided for in this Section 10.5 shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

10.6.                     Marshaling; Payments Set Aside.

Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Borrower or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Borrower makes a payment or payments to Agent or any Lender, or Agent or any Lender enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then (a) to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred and (b) each Lender severally agrees to pay to Agent upon demand its ratable share of the total amount so recovered from or repaid by Agent to the extent paid to such Lender.

10.7.                     Nonliability of Lenders.

The relationship between Borrowers on the one hand and Lenders and Agent on the other hand shall be solely that of borrower and lender.  Neither Agent nor any Lender shall have any fiduciary responsibility to any Borrower.  Neither Agent nor any Lender undertakes any responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of any Borrower’s business or operations.  Execution of this Agreement by Borrowers constitutes a full, complete and irrevocable release of any and all claims which any Borrower may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents.  Neither Agent nor any Lender shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages or liabilities.

10.8.                     Assignments; Participations.

10.8.1.                              Assignments.

(a)                                 Any Lender may at any time assign to one or more Persons (excluding (x) the Loan Parties, (y) any individual and (z) Sponsor and its Investment Affiliates) (any such non-excluded Person, an “Assignee”) all or any portion of such Lender’s Loans with the prior written consent of Agent (which shall not be unreasonably withheld or delayed) and, so long as no Event of Default exists, Administrative Borrower (which consents shall not be unreasonably withheld or delayed and shall not be required (i) from Administrative Borrower for an assignment by a Lender to another Lender or an Affiliate of a Lender or an Approved Fund of a Lender or to any Person that would constitute a member of its Lender Group or (ii) from Agent for an assignment by a Lender to another Lender or an Affiliate of a Lender or an Approved Fund of a Lender or to any Person that would constitute a member of its Lender Group).  Except as Agent may otherwise agree, any such assignment (other than any assignment by a Lender to a Lender or an Affiliate or Approved Fund of a Lender or any Person that would constitute a member of its Lender Group) shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining principal amount held by the assignor of the Loan being assigned.  Borrowers and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid to Agent by the Lender to whom such interest is assigned; provided, that no such fee shall be payable in connection with any assignment by a Lender to a Lender or an Affiliate or Approved Fund of a Lender or any Person that would constitute a member of its Lender Group.  Any attempted assignment not made in accordance with this Section 10.8.1 shall be treated as the sale of a participation under Section 10.8.2.  Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless Administrative Borrower has expressly objected to such assignment within three Business Days after notice thereof.

(b)                                 From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder.  Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrowers shall execute and deliver to Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Term Loans (and, as applicable, a Note in the principal amount of the Loan of the Term Loans retained by the assigning Lender).  Each such Note shall be dated the effective date of such assignment.  Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Administrative Borrower any prior Note held by it.

(c)                                  Agent, acting solely for this purpose as a non-fiduciary agent of Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the principal amount of the Loans owing to, such Lender pursuant to the terms hereof.  The entries in such register shall be conclusive, and Borrowers, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Such register shall be available for inspection by Borrowers and any Lender, at any reasonable time upon reasonable prior notice to Agent.

(d)                                 Notwithstanding the foregoing provisions of this Section 10.8.1 or any other provision of this Agreement, any Lender may at any time assign all or any portion of its Loans and its Note (i) as collateral security to a Federal Reserve Bank or, as applicable, to such Lender’s trustee for the benefit of its investors or to any agent or other lender in respect of its financing sources (but no such assignment shall release any Lender from any of its obligations hereunder) and (ii) to (v) an Affiliate of such Lender which is at least 50% owned (directly or indirectly) by such Lender or by its direct or indirect parent company, (w) its direct or indirect parent company, (x) one or more other Lenders, (y) an Approved Fund or (z) any Person that would constitute a member of its Lender Group.  Notwithstanding anything to the contrary in this Agreement, and without need of any consent, written agreement to be bound by this Agreement or other documents, instruments, opinions or certificates or any other action on the part of Ares, Ares’ pledgee or any other Person, Ares shall be permitted to pledge or grant a security interests in all or any of its portion of Term Loans or other Obligations and other interests, rights or obligations hereunder to secure the obligations of Ares or any of its Affiliates to any Person (and/or agent, trustee or representative of such Person) providing any loan, letter of credit or other extension of credit to or for the account of Ares or any of its Affiliates.

(e)                                  Each Loan Party hereby acknowledges that Agent and the Lenders and/or each of their Affiliates may securitize all or any part of the Loans (a “Securitization”) through the pledge of all or any part of the Loan Documents as collateral security for loans thereto or through the issuance of direct or indirect interests in all or any part of the Loans, which loans to Borrowers or their direct or indirect interests may be rated by Moody’s, S&P or one or more other rating agencies (the “Rating Agencies”).

10.8.2.                              Participations.

Any Lender may at any time sell to one or more Persons (other than the Sponsor or any Affiliate thereof) participating interests in its Term Loans, Commitments or other interests hereunder (any such Person, a “Participant”).  In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by Borrowers shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender.  No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 10.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders.  Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant and such Lender, acting solely for this purpose as a non-fiduciary agent of Borrowers, shall maintain a register similar to that described in Section 10.8.1(c) with respect to such participation.  Each Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall not be exercised without the consent of Agent and shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 2.12.5.  Each Borrower also agrees that each Participant shall be entitled to the benefits of Section 3 as if it were a Lender (provided that such Participant complies with the requirements of Section 3.1(c) and (d) as if it were a Lender; provided further, that no Participant shall receive any greater compensation pursuant to Section 3 than would have been paid to the participating Lender if no participation had been sold).

10.9.                     Confidentiality.

Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party, except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender or any of their Affiliates (including collateral managers of Lenders) in evaluating, approving, structuring or administering the Term Loans; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 10.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Agent or such Lender is a party; (f) to any nationally recognized rating agency or investor of a Lender that requires access to information about a Lender’s investment portfolio in connection with ratings issued or investment decisions with respect to such Lender; (g) that ceases to be confidential through no fault of Agent or any Lender; (h) to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding any Borrower and the Loans is solely for purposes of evaluating an investment in such Securitization and who agrees to treat such information as confidential; or (i) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization and has been instructed in writing to treat such information as confidential.  For purposes of this Section, “Securitization” means a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans.  From and after the Closing Date, neither Agent nor any Lender may issue any press release (or make any other similar public announcement) related to this Agreement or the transactions contemplated hereby or that contains any detailed financial information about any Loan Party without the prior written approval of Administrative Borrower or the applicable Loan Party, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law.  Notwithstanding the foregoing, each Borrower consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements; provided, however, that no such tombstone, advertising or information shall contain information as to the size of the deal or the financing without the prior written consent of Administrative Borrower.

10.10.              Captions.

Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

10.11.              Nature of Remedies.

All Obligations of Borrowers and rights of Agent and Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.  No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.12.              Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.  Receipt by telecopy of any executed signature page to this Agreement or any other Loan Document shall constitute effective delivery of such signature page.  This Agreement and the other Loan Documents to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including “pdf”), shall be treated in all manner and respects and for all purposes as an original agreement or amendment and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such other Loan Document shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or amendment was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

10.13.              Severability.

The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.14.              Entire Agreement.

This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 2.8.1) and any prior arrangements made with respect to the payment by any Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Agent or Lenders.

10.15.              Successors; Assigns.

This Agreement shall be binding upon each Borrower, Lenders and Agent and their respective successors and assigns, and shall inure to the benefit of each Borrower, Lenders and Agent and the successors and assigns of Lenders and Agent.  No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  No Borrower may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Agent and each Lender.

10.16.              Governing Law.

THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

10.17.              Forum Selection; Consent to Jurisdiction.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE BOROUGH OF MANHATTAN THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH BORROWER, AGENT AND EACH LENDER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE BOROUGH OF MANHATTAN OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  EACH BORROWER, AGENT AND EACH LENDER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK.  EACH BORROWER, AGENT AND EACH LENDER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.18.              Waiver of Jury Trial.

EACH BORROWER, AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

10.19.              Patriot Act.

Each Lender that is subject to the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), and Agent (for itself and not on behalf of any Lender), hereby notifies each Loan Party that, pursuant to the requirements of the Patriot Act, such Lender and Agent are required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.

[signature pages follow]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

THE HYGENIC CORPORATION

By:	/s/ Niels Lichti
Name:	Niels Lichti
Title:	Chief Financial Officer

Signature Page to Second Lien Credit Agreement

ARES CAPITAL CORPORATION, as Agent and a Lender

By:	/s/ Mark Affolter
Name:	Mark Affolter
Title:	Authorized Signatory

Signature Page to Second Lien Credit Agreement

MARANON SENIOR CREDIT FUND II-A SPV, LLC, as a Lender

By: Maranon Capital, L.P., its designated manager
By: Maranon Capital Ultimate General Partner LLC, its General Partner

By:	/s/ Robert E. Kircher III
Name:	Robert E. Kircher III
Title:	Managing Director

MARANON SENIOR CREDIT FUND II-B SPV, LLC, as a Lender

By: Maranon Capital, L.P., its designated manager
By: Maranon Capital Ultimate General Partner LLC, its General Partner

By:	/s/ Robert E. Kircher III
Name:	Robert E. Kircher III
Title:	Managing Director

MARANON SENIOR CREDIT FUND IV, LLC, as a Lender

By: Maranon Capital, L.P., as designated advisor under power of attorney
By: Maranon Capital Ultimate General Partner LLC, its General Partner

By:	/s/ Robert E. Kircher III
Name:	Robert E. Kircher III
Title:	Managing Director

Signature Page to Second Lien Credit Agreement

NOTE FUNDING 1892, LLC, as a Lender

By:	/s/Anthony D. Minella
Name:	Anthony D. Minella
Title:	SVP

Signature Page to Second Lien Credit Agreement

ANNEX I
(Commitments and Pro Rata Shares)

Commitments and Pro Rata Shares

Lender	Term Loan Principal Balance	Pro Rata Share of Principal Balance
Ares Capital Corporation	$70,000,000.00	58.33333333%
Note Funding 1892, LLC	$28,307,331.18	23.58944265%
Maranon Senior Credit Fund II-A SPV, LLC	$6,005,052.39	5.00421033%
Maranon Senior Credit Fund II-B SPV, LLC	$2,612,744.66	2.17728722%
Maranon Senior Credit IV, LLC	$13,074,871.77	10.89572648%
TOTALS	$120,000,000	100.0000000%

I-1

Annex II

Addresses

Borrowers:

c/o The Hygenic Corporation
1245 Home Avenue Akron, Ohio 44310
Attention:                                         Niels Lichti
Telephone:                                   1-800-321-2135
Telecopy:                                          (330) 633-8460

With a copy to:

Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA 02199-3600
Attention:                                         Thomas Draper
Telecopy:                                          1-617-235-0024

Agent:

Address for Notices:

Ares Capital Corporation
245 Park Avenue, 44th Floor
New York, NY 10167
Attention:                                         Raymond Wright
Telecopy:                                          (212) 710-1777

With a copy to:

Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, IL 60661
Attention:                                         Michael A. Jacobson
Telecopy:                                          (312) 902-1061

Address for Payments:

Bank: US Bank, N.A.
ABA No.: 091-000-022
Swift No.: USBKUS44
Acct. No.: 1731-0332-1738
Acct. Name: Ares Capital Corporation
FFC: ARCC 786127-740

Other Lenders:

Address for Notices:

Maranon Senior Credit Fund II-A SPV, LLC
225 W. Washington St., Suite 200
Chicago, IL 60606
Attention:                                         Richard Jander
Telecopy:                                          (312) 212-5454

With a copy to:

Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, IL 60661
Attention:                                         Seth M. Aigner
Telecopy:                                          (312) 902-1061

Address for Payments:

Bank: U.S. Bank N.A.
Acct No.: 104791112485
ABA No.: 091000022
Reference: The Hygenic Corporation

Address for Notices:

Maranon Senior Credit Fund II-B SPV, LLC
225 W. Washington St., Suite 200
Chicago, IL 60606
Attention:                                         Richard Jander
Telecopy:                                          (312) 212-5454

With a copy to:

Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, IL 60661
Attention:                                         Seth M. Aigner
Telecopy:                                          (312) 902-1061

Address for Payments:

Bank: U.S. Bank N.A.
Acct No.: 104791112865
ABA No.: 091000022
Reference: The Hygenic Corporation

Address for Notices:

Maranon Senior Credit IV, LLC
225 W. Washington St., Suite 200
Chicago, IL 60606
Attention:                                         Robert E. Kircher III
Telecopy:                                          (312) 212-5454

With a copy to:

Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, IL 60661
Attention:                                         Seth M. Aigner
Telecopy: (312) 902-1061

Address for Payments:

Bank: State Street Bank and Trust Co.
Acct No.: 10572444
ABA No.: 011000028
Reference: The Hygenic Corporation

Address for Notices:

Note Funding 1892, LLC
Joseph Wittrock
Investments Team
One Security Benefit Place
Topeka, KS 66636
Telecopy:                                          (785) 368-1310

With a copy to:

Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, IL 60661
Attention:                                         Seth M. Aigner
Telecopy: (312) 902-1061

Address for Payments:

Bank: State Street Bank & Trust
Acct No.: 10549988
ABA No.: 011000028
Reference: Note Funding 1892, LLC / 43ZM

Annex III

Conditions Precedent to Permitted Acquisitions

(1)           Agent and Lenders shall receive not less than ten Business Days’ prior written notice of such Acquisition, which notice shall include a reasonably detailed description of the proposed terms of such Acquisition and identify the anticipated closing date thereof;

(2)           such Acquisition shall be structured as (a) an asset acquisition by a Borrower or a Domestic Subsidiary of a Borrower, (b) a merger of the Target with and into a Borrower or a Domestic Subsidiary of a Borrower, with such Borrower or such Domestic Subsidiary as the surviving corporation in such merger, or (c) a purchase of no less than 100% of the equity interests of the Target (which shall be organized under the laws of a State within the United States) by a Borrower;

(3)           Agent and Lenders shall receive, not less than ten Business Days’ prior to the consummation of such Acquisition (or such shorter period as agreed by Agent), a due diligence package, reasonably satisfactory to them, which package shall include, without limitation, the following with regard to the Acquisition of the applicable Target:

(a)           pro forma financial projections (after giving effect to such Acquisition) for Holdings and its Subsidiaries for the current Fiscal Year or through the remaining term of this Agreement;

(b)           appraisals (if existing);

(c)           a general description of the applicable Target’s business;

(d)           (i) the Target’s competitive position within such Target’s industry and (ii) material agreements binding upon the applicable Target or any of its personal or real property and, if requested by Agent, copies of such material agreements;

(e)           pending material litigation involving the applicable Target;

(f)            jurisdiction of incorporation of the applicable Target;

(g)           a description of the method of financing the Acquisition, including sources and uses;

(h)           locations of all material personal and real property of the applicable Target, including the location of its chief executive office;

(i)            with respect to any Target that has Pro Forma EBITDA of more than $4,000,000, a quality of earnings report from a nationally recognized accounting firm reasonably acceptable to Agent; and

(j)            any other testings or material due diligence investigation with respect to such Acquisition obtained by Borrowers concerning the applicable Target;

(4)           Agent and Lenders shall receive environmental reports and related information regarding any property owned, leased or otherwise used by the applicable Target and to be acquired or assumed by a Loan Party, which shall be in form and substance reasonably satisfactory to Agent;

III-1

(5)           such Acquisition shall only involve assets located in the United States and comprising a business, or those assets of a business, of the type engaged in by Borrowers as of the Closing Date and those reasonably related or incidental thereto, and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrowers prior to such Acquisition;

(6)           the applicable Target must have had a positive Pro Forma EBITDA on a cumulative basis for the immediately preceding 12 months;

(7)           Agent and Lenders shall receive evidence that the insurance requirements set forth in Section 6.3 have been satisfied with respect to the assets and business acquired in connection with such Acquisition;

(8)           Agent, for the benefit of Agent and Lenders, (a) is granted a first priority perfected Lien (subject only to Permitted Liens) on all real and personal property being acquired pursuant to such Acquisition (and, in the case of an Acquisition involving the purchase of any applicable Target’s equity interests, all of such purchased equity interests shall be pledged to Agent for the benefit of Agent and Lenders, and such Target shall guarantee the Obligations and grant to Agent, for the benefit of Agent and Lenders, a first priority perfected Lien (subject only to Permitted Liens) on such Person’s assets) and (b) will be provided such other documents, instruments and legal opinions as Agent shall request to perfect or maintain the perfection of its Lien on all real and personal property of the applicable Target, as the case may be, all such documents to be delivered no later than 10 days after the closing of such Acquisition (or such longer period as agreed by Agent);

(9)           after giving effect to such Acquisition and the incurrence of any Loans, other Debt or Contingent Obligations in connection therewith, (a) Holdings shall be in compliance on a pro forma basis with the covenants set forth in Section 7.14 (after decreasing the then applicable compliance levels by 0.25) recomputed for the most recently ended month of Holdings for which information is available regarding the business being acquired, (b) the Senior Debt to EBITDA Ratio shall not exceed 4.50:1.00 and (c) the Total Debt to EBITDA Ratio shall not exceed 6.50:1.00;

(10)         the aggregate consideration paid in connection with all Acquisitions after the Closing Date shall not exceed $50,000,000 (for purposes hereof, consideration shall include all amounts paid or payable in connection with an Acquisition (including all transaction costs and all Debt, liabilities and Contingent Obligations incurred or assumed in connection therewith));

(11)         all material consents necessary for such Acquisition have been acquired;

(12)         promptly after obtaining knowledge thereof, Borrowers shall provide notice of any material change to any of the documents or information previously provided pursuant to clauses (1) through (11) above; and

(13)         Borrowing Availability (as defined in the First Lien Loan Agreement) immediately after consummation of the Acquisition shall be an amount equal to or greater than $2,000,000.

Notwithstanding the foregoing, (i) other than the foregoing conditions precedent set forth in paragraphs (2), (3)(i), (5), (6), (8), (9), (10) and (13) above, any of the foregoing conditions precedent may be waived upon the prior written consent of Agent and (ii) with respect to any Acquisition involving aggregate consideration of less than $1,500,000, the items required under clauses (3)(a), (b), (d), (f), (g) and (h), (4), (7) and (11) shall only be required if available to Borrower.

III-2

Exhibit A

Form of Assignment Agreement

This Assignment Agreement (this “Assignment Agreement”) is entered into as of                         by and between the Assignor named on the signature page hereto (“Assignor”) and the Assignee named on the signature page hereto (“Assignee”).  Reference is made to the Second Lien Credit Agreement dated as of February 27, 2015 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) among Performance Health and Wellness Holdings, Inc. and The Hygenic Corporation (collectively, “Borrowers”), the lenders party thereto from time to time, as Lenders, and Ares Capital Corporation, as administrative agent (“Agent”).  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

Assignor and Assignee agree as follows:

1.             Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor the interests set forth on the schedule attached hereto, in and to Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents as of the Effective Date (as defined below).  Such purchase and sale is made without recourse, representation or warranty except as expressly set forth herein.

2.             Assignor (i) represents that as of the Effective Date, that it is the legal and beneficial owner of the interests assigned hereunder free and clear of any adverse claim, (ii) makes no other representation or warranty and assumes no responsibility with respect to any statement, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any Loan Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any other Person or the performance or observance by any Loan Party of its Obligations under the Credit Agreement or the Loan Documents or any other instrument or document furnished pursuant thereto.

3.             Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment Agreement; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (iii) agrees that it will, independently and without reliance upon Agent, Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (vi) represents that on the date of this Assignment Agreement it is not presently aware of any facts that would cause it to make a claim under the Credit Agreement; and (vii) if organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States, which have been duly executed, certifying as to Assignee’s exemption from United States withholding taxes with respect to all payments to be made to Assignee under the Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

4.             The effective date for this Assignment Agreement shall be as set forth on the schedule attached hereto (the “Effective Date”).  Following the execution of this Assignment Agreement, it will be delivered to Agent for acceptance and recording by Agent pursuant to the Credit Agreement.

5.             Upon such acceptance and recording, from and after the Effective Date, (i) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder and (ii) Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights (other than indemnification rights) and be released from its obligations under the Credit Agreement.

6.             Upon such acceptance and recording, from and after the Effective Date, Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to Assignee.  Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date with respect to the making of this assignment directly between themselves.

7.             THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

8.             This Assignment Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Assignment Agreement.  Receipt by telecopy of any executed signature page to this Assignment Agreement shall constitute effective delivery of such signature page.

The parties hereto have caused this Assignment Agreement to be executed and delivered as of the date first written above.

ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

[Consented to:
[Ares Capital Corporation, as Agent

By:
Title: ]

[The Hygenic Corporation, as Administrative Borrower]

By:
Title:

Schedule to Assignment Agreement

Assignor:

Assignee:

Effective Date:

Second Lien Credit Agreement dated as of February 27, 2015 among The Hygenic Corporation, as a Borrower, the other Borrowers from time to time party thereto, the financial institutions party thereto from time to time, as Lenders, and Ares Capital Corporation, as Agent

Interests Assigned:

Term Loan
Assignor Amounts	$
Amounts Assigned	$
Assignee Amounts (post-assignment)	$

Assignee Information:

Address for Notices:	Address for Payments:

Bank:
Attention:	ABA #:
Telephone:	Account #:
Telecopy:	Reference:

Exhibit B

Form of Compliance Certificate

Please refer to the Second Lien Credit Agreement dated as of February 27, 2015 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) among the undersigned (“Administrative Borrower”), the other Borrowers party thereto from time to time, the lenders party thereto from time to time, as Lenders, and Ares Capital Corporation, as administrative agent (“Agent”).  This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to Agent and Lenders pursuant to the terms of the Credit Agreement.  Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

[Enclosed herewith is a copy of the [annual audited/quarterly/monthly] report of Borrowers as at                       (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of Borrowers as of the Computation Date and has been prepared in accordance with GAAP consistently applied.]

Administrative Borrower, for itself and on behalf of each other Borrower, hereby certifies and warrants that the computations set forth on the schedule attached hereto correspond to the ratios and/or financial restrictions contained in the Credit Agreement and such computations are true and correct as at the [Computation Date] [date hereof, after giving pro forma effect to the Acquisition (and related Loans) pursuant to which this certificate is delivered].

Administrative Borrower, for itself and on behalf of each other Borrower, further certifies that no Event of Default or Default has occurred and is continuing.

Administrative Borrower has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on                              .

[The Hygenic Corporation, as Administrative Borrower]

By:
Title:

B-1

Schedule to Compliance Certificate
Dated as of                      (1)

A.	Section 7.14.1 - Maximum Total Debt to Adjusted EBITDA Ratio

	1.	Total Debt	$

2.

Cash and Cash Equivalent Investments of the Loan Parties on deposit in accounts for which a control agreement in favor of Agent as contemplated by Section 7.15 has been executed and is in effect (excluding from such deduction the portion of such cash and Cash Equivalents that is in excess of $15,000,000)

$

	3.	Net Total Debt (B(1) minus B(2))	$

	4.	Adjusted EBITDA (from A(8) above)	$

	5.	Ratio of (3) to (4)	to 1

	6.	Maximum allowed	to 1

(1)                                 The descriptions of the calculations set forth in this certificate are sometimes abbreviated for simplicity, but are qualified in their entirety by reference to the full text of the calculations provided in the Credit Agreement.

B-2

Exhibit C

Form of Note

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE AGENT PURSUANT TO OR IN CONNECTION WITH THIS NOTE, THE TERMS OF THIS NOTE, AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE AGENT HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT DATED AS OF FEBRUARY [     ], 2015 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), BETWEEN GCI CAPITAL MARKETS LLC, AS THE FIRST LIEN AGENT AND ARES CAPITAL CORPORATION, AS THE SECOND LIEN AGENT.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND THIS NOTE, THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL.

$	Chicago, Illinois

The undersigned (each a “Borrower” and collectively, the “Borrowers”), for value received, jointly and severally promise to pay to                       (“Lender”) or its registered assigns at the principal office of Ares Capital Corporation (the “Agent”) in Chicago, Illinois the aggregate unpaid amount of all Loans made to Borrower by Lender pursuant to the Credit Agreement referred to below, such principal amount to be payable on the dates set forth in the Credit Agreement.

Borrowers further jointly and severally promise to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement.  Payments of both principal and interest are to be made in lawful money of the United States of America.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Second Lien Credit Agreement, dated as of February 27, 2015 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among Borrowers, the lenders (including Lender) party thereto from time to time and Agent, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

This Note is made under and governed by the laws of the State of New York.

The Hygenic Corporation

By:
Title:

[Other Borrowers]

D-1

Exhibit D

Form of Notice of Conversion/Continuation

[letterhead of Administrative Borrower]

Ares Capital Corporation,
as Agent
[                     ]
[                     ]
[                     ]
Attention: [                       ]
Telephone:            [                            ]
Telecopy:              [                            ]

[                     ]

Dear                                :

Please refer to the Second Lien Credit Agreement, dated as of February 27, 2015 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), among the undersigned (“Administrative Borrower”), the other Borrowers from time to time party thereto, the financial institutions party thereto from time to time, as Lenders, and Ares Capital Corporation, as administrative agent (“Agent”).  This notice is given pursuant to Section 2.2.3 of the Credit Agreement.  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.  Administrative Borrower hereby requests a [conversion] [continuation] of Term Loans as follows:

The date of the proposed [conversion] [continuation] is                          ,            (which shall be a Business Day).  The aggregate amount of the Term Loans proposed to be [converted] [continued] is $                      .  [Specify which part is to be converted and which part is to be continued, if  appropriate.]  The Loans to be [continued] [converted] are [Base Rate Loans] [LIBOR Loans] and the Loans resulting from the proposed [conversion] [continuation] will be [Base Rate Loans] [LIBOR Loans].  The duration of the requested Interest Period for each LIBOR Loan made as part of the proposed [conversion] [continuation] is          months (which shall be 1, 2, 3 or, with each Lender’s consent, 6 months)].

Administrative Borrower has caused this Notice to be executed and delivered by its officer thereunto duly authorized on                                     .

The Hygenic Corporation, as Administrative Borrower

By:
Title:

E-1

Exhibit E

Form of Excess Cash Flow Certificate

Date:                      , 20

Please refer to the Second Lien Credit Agreement dated as of February 27, 2015 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) among the undersigned (the “Administrative Borrower”), the other Borrowers from time to time party thereto, the lenders party thereto from time to time, as Lenders, and Ares Capital Corporation, as administrative agent (“Agent”).  This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to Agent and Lenders pursuant to the terms of the Credit Agreement.  Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The officer executing this Certificate is a chief financial officer of Administrative Borrower and as such is duly authorized to execute and deliver this Certificate on behalf of Administrative Borrower (for itself and on behalf of each other Borrower).  By executing this Certificate such officer hereby certifies to Agent and Lenders that:

(a)           set forth on Schedule 1 attached hereto is a correct calculation of Excess Cash Flow for the Fiscal Year ended April 30, 20   and a correct calculation of the required prepayment of $                ;

(b)           Schedule 1 attached hereto is based on the audited financial statements which have been delivered to Agent in accordance with Section 6.1.1 of the Credit Agreement.

IN WITNESS WHEREOF, Administrative Borrower has caused this Certificate to be executed by its chief financial officer this       day of                       , 20  .

The Hygenic Corporation, as Administrative Borrower

By:
Title:

Schedule 1
to
Excess Cash Flow Certificate

Excess Cash Flow is defined as follows:

EBITDA (from item A(4) of Exhibit B)		$

Plus:	Decrease in Adjusted Working Capital	$

Less:	Scheduled principal payments made with respect to Term Loans and other permitted Debt	$

	Voluntary principal prepayments made with respect to Term Loans	$

	Cash payments (not financed with the proceeds of Debt other than Revolving Loans) made in such period with respect to Capital Expenditures	$

	Federal, state, local and foreign income taxes paid in cash (net of cash refunds)	$

	Interest Expense with respect to permitted Debt paid in cash	$

	Management fees and expenses paid in cash to Sponsor and Affiliates to the extent permitted under Section 7.4	$

	Directors fees and expenses paid in cash to the extent permitted under Section 7.4	$

	Transaction costs and cash expenses associated with Related Transactions	$

Transaction expenses for Permitted Acquisitions, or a Qualified IPO, that are consummated (not financed with the proceeds of equity issuances, contributions to capital or Debt other than Revolving Loans)

$

	Transaction expenses for Permitted Acquisitions, or a Qualified IPO, that are not consummated up to $1,000,000 during the term of Credit Agreement	$

	Liquid latex and menthol procurement costs that have been added back in the calculations of EBITDA for the period from May 1, 2015 through October 31, 2015	$

	Non-recurring and business optimization expenses that have been added back in the calculation of EBITDA Increase in Adjusted Working Capital	$

Excess Cash Flow		$

Total Debt to EBITDA Ratio (from item A(5) of Exhibit B)		: 1

Prepayment percent		%

Prepayment amount		$

Decrease (increase) in Adjusted Working Capital, for the purposes of the calculation of Excess Cash Flow, means the following:

		Beg. of Period	End of Period

Consolidated current assets:		$	$

Less:	cash

cash equivalents

Adjusted current assets		$	$

Consolidated current liabilities:		$	$

Less:	short-term Debt (including current portion of long-term Debt)

Adjusted current liabilities		$	$

Adjusted Working Capital (adjusted consolidated current assets minus adjusted consolidated current liabilities)		$

Decrease (Increase) in Adjusted Working Capital (beginning of period minus end of period Adjusted Working Capital)			$

Exhibit F

Form of Borrower Joinder Agreement

This Borrower Joinder Agreement (this “Borrower Joinder Agreement”) is made as of the day of              , 20     by and among                              , a[n]                               [corporation] [limited liability company] (the “New Borrower”), [                               ] and [                          ] (collectively, the “Existing Borrowers”), and each other Loan Party (collectively, together with the Existing Borrowers, the “Existing Loan Parties”), and Ares Capital Corporation, as agent (in such capacity, the “Agent”) for the Lenders referred to below.

WHEREAS, the Existing Borrowers, the lenders from time to time party thereto (the “Lenders”) and Agent executed that certain Second Lien Credit Agreement, dated as of February 27, 2015 (as amended or modified prior to the date hereof, the “Credit Agreement”), pursuant to which the Agent and Lenders have agreed to make available to the Existing Borrowers certain financial accommodations, including letters of credit (collectively, the “Loans”);

WHEREAS, the New Borrower has been created or acquired and wishes to request and receive Loans available to Borrowers under the Credit Agreement as set forth therein and, as a result of the foregoing and in accordance with Section 1.3 of the Credit Agreement, New Borrower desires to become a Borrower and a joint and several co-obligor under the Credit Agreement and the other Loan Documents; and

WHEREAS, the New Borrower, the Existing Loan Parties and the Agent have agreed to execute this Borrower Joinder Agreement and to cause the New Borrower to become a Borrower under the Credit Agreement;

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.             Pursuant to Section 1.3 of the Credit Agreement, the New Borrower is executing this Borrower Joinder Agreement in order to become a Borrower under the Credit Agreement.  By executing this Borrower Joinder Agreement, the New Borrower agrees that it shall (i) become a party to the Credit Agreement as if an original signatory thereto, (ii) be bound by all of the provisions of the Credit Agreement as if an original signatory thereto, and (iii) be considered a Borrower for all purposes of the Credit Agreement and have the rights and obligations of a Borrower thereunder.

2.             The New Borrower’s contact information for notice for purposes of Section 10.2 of the Credit Agreement is as described in its signature block hereto.

3.             The New Borrower (a) confirms that it has received a copy of the Credit Agreement, together with copies of all other documents and information as it has deemed appropriate to make its own decision to enter into this Borrower Joinder Agreement, (b) agrees that it will perform in accordance with all of the obligations and comply with all of the covenants that by the terms of Credit Agreement and the other Loan Documents are required of it as a Borrower thereunder, (c) confirms that the representations and warranties contained in the Credit Agreement and in any other Loan Document applicable to a Borrower are true and correct in all material respects with respect to New Borrower with the same effect as of the date hereof (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and

(d) authorizes [                 ], as Borrowing Agent, to act in such capacity on its behalf under the Credit Agreement.

4.             In order to confirm the New Borrower’s grant of a security interest to the Agent, for itself and the ratable benefit of each Lender and the Issuer, pursuant to Section 6.8 of the Credit Agreement, to secure the payment and performance of the Obligations under the Credit Agreement, the New Borrower hereby grants and pledges to the Agent, for itself and the ratable benefit of each Lender and the Issuer, a continuing security interest in and a pledge of all of the New Borrower’s Collateral, whether now owned or existing or hereafter acquired or arising and wherever located.

5.             Attached hereto as Exhibit A are supplemental Schedules to the Credit Agreement to reflect the addition of the New Borrower.  As of the effective date of this Borrower Joinder Agreement, such Schedules shall become a part of the Schedules to the Credit Agreement for all purposes hereof and thereof.

6.             As a condition precedent to the effectiveness of this Borrower Joinder Agreement, (a) New Borrower shall execute and deliver a joinder to the Guarantee and Collateral Agreement that is reasonably acceptable to Agent in form and content, (b) New Borrower shall deliver such other Collateral Documents that are applicable to New Borrower and requested by Agent, and (c) if requested by any Lender, the Loan Parties shall deliver to the Agent new Notes reflecting all Borrowers.

7.             This Borrower Joinder Agreement shall inure to the benefit of each party hereto and each such party’s respective successors and assigns; provided that any assignment by any Borrower (including the New Borrower) of its rights hereunder shall be void.

8.             Each of the Existing Loan Parties fully consents to the New Borrower becoming a Borrower under the Credit Agreement.

9.             This Borrower Joinder Agreement shall constitute a Loan Document.

10.          THIS BORROWER JOINDER AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

11.          This Borrower Joinder Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Receipt by facsimile or other electronic transmission of any executed signature page to this Borrower Joinder Agreement shall constitute effective delivery of such signature page.  This Borrower Joinder Agreement to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including “pdf”), shall be treated in all manner and respects and for all purposes as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signatures Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Borrower Joinder Agreement to be executed by its duly authorized officer(s) thereunto duly authorized as of the day and year first above written.

NEW BORROWER:

[	]

Name:
Title:
By:

[	]
[	]
[	]
Attention: [	]
Telephone: [	]
Telecopier: [	]
Email: [	]

AGENT:

ARES CAPITAL CORPORATION

Name:
Title:
By:

EXISTING LOAN PARTIES:

[	]

Name:
Title:
By:

[	]

Name:
Title:
By:

[Other Loan Parties]

Name:
Title:
By:

EXHIBIT A

SUPPLEMENTAL SCHEDULES

[To be provided by Loan Parties.]

Schedule 4.13                      Prior Debt

1.                                      All obligations under that certain Note Purchase Agreement dated as of October 11, 2012 by and among The Hygenic Corporation, each of the “Purchasers” party thereto, and Maranon Capital, L.P., as agent.

Schedule 5.6                         Litigation

None.

2

Schedule 5.8                         Capitalization

Issuer	Holder	Class of Interests	Number of Shares or Interests/Percentage Ownership	Shares/Interests Issued	Certificate Number	Percentage Pledged
Performance Health & Wellness Holdings, Inc.	PHW Intermediate Holdings, Inc.	Common Stock	200 / 100%	200	N/A	0%
The Hygenic Corporation	Performance Health & Wellness Holdings, Inc.	Common Stock	1,000 / 100%	1,000	3	100%
Performance Health, LLC	The Hygenic Corporation	LLC Interests	1 / 100%	1	1	100%
Hygenic Intangible Property Holding Co.	The Hygenic Corporation	Common Stock	1,000 / 100%	1,000	1	100%
TheraPearl LLC	The Hygenic Corporation	LLC Interests	Uncertificated / 100%	N/A	N/A	100%
Cramer Products, Inc.	The Hygenic Corporation	Common Stock	100 / 100%	100	PH-1	100%
Active Ankle Systems, Inc.	Cramer Products, Inc.	Common Stock	100/100%	100	1	100%
Stromgren Athletics, Inc.	Cramer Products, Inc.	Common Stock	1,000/100%	1,000	1	100%
Cramer Sports International, Inc.	Cramer Products, Inc.	Common Stock	10,000/100%	10,000	2	100%
Cramer Foam Products, Inc.	Cramer Products, Inc.	Common Stock	10,000 / 100%	10,000	1	100%
American Foam Products Company	Cramer Products, Inc.	Common Stock	10/100%	10	1	100%
Performance Touch, LLC	The Hygenic Corporation	LLC Interests	Uncertificated / 100%	N/A	N/A	100%
HCM Hygenic Corporation (Malaysia) Sdn. Bhd.	The Hygenic Corporation	Common Stock (nominal value RM100 per share)	4,605,205 / 100%	4,605,205	N/A	65%
Performance Health GmbH i.L.(1)	The Hygenic Corporation	Common Stock (nominal value DM100.00 per share)	150,000 / 100%	150,000	2 and 3	65%
TheraPearl Limited(2)	TheraPearl LLC	Common Stock	1,000 / 100%	1,000	1	65%

(1)                                 This entity is currently in liquidation

(2)                                 The stock certificate for this entity will be replaced post-closing with one certificate representing 65% of the equity interests and another representing 35% of the equity interests.

3

Schedule 5.16                      Insurance

[See Attached]

4

Schedule 5.20                      Labor Matters

1.                                      Second Collective Agreement and Memorandum of Understanding, dated as of June 20, 2012, by and between the Keastuan Pekerja HCM-Hygenic Corporation (Malaysia) Sdn Bhd (trade union) and HCM Hygenic.

5

Schedule 7.1                         Existing Debt

None.

6

Schedule 7.2                         Existing Liens

1.                                      Liens in favor of Mitel Leasing, Inc. represented by filing number 98777247 in the office of the Kansas Secretary of State.

2.                                      Liens in favor of Texas Capital Bank, N.A. represented by filing number 71120062 in the office of the Kansas Secretary of State.

7

Schedule 7.11                      Existing Investments

Issuer	Holder	Class of Interests	Number of Shares or Interests/Percentage Ownership	Shares/Interests Issued
Performance Health GmbH i.L.(3)	The Hygenic Corporation	Common Stock (nominal value DM100.00 per share)	1,000 / 100%	1,000
HCM Hygenic Corporation (Malaysia) Sdn. Bhd.	The Hygenic Corporation	Common Stock (nominal value RM100 per share)	4,605,205 / 100%	4,605,205
TheraPearl Limited	TheraPearl LLC	Common Stock	1,000 / 100%	1,000

(3)                                 This entity is currently in liquidation

8

Schedule 7.15                      Bank Accounts

Account Holder	Financial Institution	Account Number	Contact Information
The Hygenic Corporation	FirstMerit Bank, N.A.	53 3700 8859	106 S. Main St. Akron, Ohio 44308
Hygenic Intangible Property Holding Co.	FirstMerit Bank, N.A.	53 3704 2811	106 S. Main St. Akron, Ohio 44308
Cramer Products, Inc.	Commerce Bank	590959703	8700 Monrovia St. Lenexa, Kansas 66215
Active Ankle Systems, Inc.	Commerce Bank	591003358	8700 Monrovia St. Lenexa, Kansas 66215
Stromgren Athletics, Inc.	Commerce Bank	591019635	8700 Monrovia St. Lenexa, Kansas 66215
TheraPearl LLC	EagleBank	200105898	106 S. Main Street Akron, Ohio 44308
Performance Touch, LLC	FirstMerit Bank, N.A.	5050060542	106 S. Main St. Akron, Ohio 44308

9